Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

between

MERCURY BIDCO LLC,

MERCURY MERGER SUB, INC.

and

MOMENTIVE GLOBAL INC.

Dated March 13, 2023

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3.19	Legal Proceedings; Orders	60
3.20	Authority; Binding Nature of Agreement	60
3.21	Takeover Statutes; No Rights Plan	60
3.22	Vote Required	61
3.23	Non-Contravention; Consents	61
3.24	Opinion of the Company’s Financial Advisor	62
3.25	Advisors’ Fees	62
3.26	Related Person Transactions	62
3.27	Disclosure	62
3.28	No Other Representations	62

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		63

4.1	Organization; Good Standing	63
4.2	Power; Enforceability	64
4.3	Non-Contravention	64
4.4	Requisite Governmental Approvals	64
4.5	Legal Proceedings; Orders	65
4.6	Ownership of Company Capital Stock	65
4.7	Brokers	65
4.8	No Parent Vote or Approval Required	65
4.9	Guarantee	65
4.10	Financing	65
4.11	Absence of Stockholder and Management Arrangements	68
4.12	No Foreign Person	68
4.13	No Other Representations	68

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		69

5.1	Affirmative Obligations	69
5.2	Forbearance Covenants	70
5.3	Process Related to Affirmative Obligations and Forbearance Covenants	73
5.4	No Solicitation of Acquisition Proposals	73
5.5	No Control of the Other Party’s Business	79

ARTICLE VI ADDITIONAL COVENANTS		79

6.1	Efforts; Required Action and Forbearance	79
6.2	Antitrust Filings and Foreign Direct Investment Laws	80
6.3	Proxy Statement and Other Required SEC Filings	82
6.4	Company Stockholder Meeting	84
6.5	Financing	85
6.6	Financing Cooperation	88
6.7	Anti-Takeover Laws	92
6.8	Information Access During the Pre-Closing Period	92

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6.9	Section 16(b) Exemption	93
6.10	Directors’ and Officers’ Exculpation, Indemnification and Insurance	93
6.11	Employee Matters	95
6.12	Obligations of Merger Sub	97
6.13	Notification of Certain Matters	97
6.14	Public Statements and Disclosure	97
6.15	Transaction Litigation	98
6.16	Stock Exchange Delisting; Deregistration	99
6.17	Additional Agreements	99
6.18	Payoff of Credit Agreement	99
6.19	Parent Vote at Merger Sub	99
6.20	Conduct of Business by Parent and Merger Sub	99
6.21	Prohibition on Certain Discussions	100

ARTICLE VII CONDITIONS TO THE MERGER		100

7.1	Conditions to Each Party’s Obligations to Effect the Merger	100
7.2	Conditions to the Obligations of Parent and Merger Sub	100
7.3	Conditions to the Company’s Obligations to Effect the Merger	102

ARTICLE VIII TERMINATION		102

8.1	Termination	102
8.2	Manner and Notice of Termination; Effect of Termination	105
8.3	Fees and Expenses	105

ARTICLE IX GENERAL PROVISIONS		109

9.1	Survival of Representations, Warranties and Covenants	109
9.2	Notices	109
9.3	Amendment	110
9.4	Extension; Waiver	111
9.5	Assignment	111
9.6	Confidentiality	111
9.7	Entire Agreement	111
9.8	Third-Party Beneficiaries	112
9.9	Severability	112
9.10	Remedies	112
9.11	Governing Law	114
9.12	Consent to Jurisdiction	114
9.13	WAIVER OF JURY TRIAL	115
9.14	Counterparts	115
9.15	No Limitation	116
9.16	Non-recourse	116

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SCHEDULES

Schedule 8.3(b) Parent Account Information

Schedule 8.3(c) Company Account Information

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This agreement and plan of merger (this “Agreement”) is dated March 13, 2023, and is between Mercury Bidco LLC, a Delaware limited liability company (“Parent”), Mercury Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Momentive Global Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A. The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”), are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders at a meeting of the Company Stockholders; and (v) recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

B. The sole member of Parent and the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement herein and the board of directors of Merger Sub has declared this Agreement advisable; (iii) in the case of Merger Sub, directed that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Merger Sub’s sole stockholder; and (iv) in the case of Merger Sub, recommended that Parent vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered a limited guarantee (the “Guarantee”) from the parties thereto (collectively, the “Guarantors”), in favor of the Company and pursuant to which, subject to the terms and conditions contained in the Guarantee, Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

D. Concurrently with the execution of this Agreement, certain Company Stockholders have entered into voting agreements with Parent and Merger Sub (the “Voting Agreements”) pursuant to which, among other things, such Company Stockholders have agreed, on the terms and subject to the conditions set forth in the respective Voting Agreements, to vote all of such Persons’ shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement.

AGREEMENT

The Parties therefore agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement (whether in effect as of the execution of this Agreement or executed after the execution of this Agreement) containing terms no less restrictive to the counterparty than those contained in the Confidentiality Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement), it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of, or amendment to, any Acquisition Proposal.

(b) “Acquired Company” means: (a) the Company; (b) each Subsidiary of the Company; and (c) for purposes of Article III of the Agreement, each corporation or other similar entity that prior to the Effective Time has been merged into, that has been consolidated with or that otherwise is a predecessor to, any of the entities identified in clauses “(a)” and “(b)” above.

(c) “Acquisition Proposal” means any offer, indication of interest or proposal (other than an offer or proposal by Parent or Merger Sub or any of their respective Affiliates, or any Group that includes any of the foregoing) to the Company or the Company Board (or any committee thereof) providing for an Acquisition Transaction.

(d) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent, Merger Sub, the Guarantors or the Equity Financing Sources, or any of their respective Affiliates, or any Group that includes any of the foregoing), whether from the Company or any other Person, of securities representing more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent, Merger Sub, the Guarantors or the Equity Financing Sources, or any of their respective Affiliates, or any Group that includes any of the foregoing) of assets (including securities issued by any of the Acquired Companies) constituting more than 15% of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on book value or fair market value as of the last day of the most recently completed calendar month) of the Acquired Companies, in each case except for sales or non-exclusive licenses or sublicenses of Company Products in the ordinary course of business; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15 percent of the revenue, net income or consolidated assets of the Acquired Companies, taken as a whole) pursuant to which any Person or Group (other than Parent, Merger Sub, the Guarantors or the Equity Financing Sources, or any of their respective Affiliates, or any Group that includes any of the foregoing) would hold securities representing more than 15 percent of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction.

(e) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(f) “Antitrust Law” means, collectively, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

(h) “Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.

(i) “CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), in each case, together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

(j) “Certificate of Merger” means the certificate of merger, in customary form, relating to the Merger.

(k) “Charter” means the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement.

(l) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).

(m) “Code” means the Internal Revenue Code of 1986.

(n) “Company Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company.

(o) “Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2022 included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, as filed with the SEC on November 3, 2022.

(p) “Company Board” means the Board of Directors of the Company.

(q) “Company Employee Plan” means: (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, Contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company for the benefit of or relating to any current or former Company Associate of any Acquired Company or any ERISA Affiliate of the Acquired Companies, or with respect to which any Acquired Company has any current, or is reasonably likely to have any future, liability.

(r) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(s) “Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.

(t) “Company Contract” means any Contract: (i) to which any of the Acquired Companies is a party; (ii) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (iii) under which any of the Acquired Companies has any rights.

(u) “Company Employee Agreement” means any management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies or any Affiliate of any Acquired Company and any Company Associate, other than any such Contract which is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit.

(v) “Company Equity Award” means any Company Option, Company RSU or Company Restricted Stock.

(w) “Company Equity Plans” means the Company’s 2018 Equity Incentive Plan, the Company’s 2011 Equity Incentive Plan, and the ESPP.

(x) “Company Inbound License” means any Contract, other than any Non-Scheduled Contract, pursuant to which any Person has licensed any material Intellectual Property or Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any material Intellectual Property or Intellectual Property Right (other than commercially available “shrink wrap” or similar licenses for unmodified “off-the-shelf” software).

(y) “Company IP” means all (i) Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest and (ii) Intellectual Property in which any of the Acquired Companies owns (or purports to own) the Intellectual Property Rights therein.

(z) “Company Material Adverse Effect” means any change, event, condition, development, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Acquired Companies, taken as a whole. None of the following, and no Effects arising out of, relating to or resulting from the following (in each case, by themselves or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally, including inflation or supply chain disruptions;

(ii) conditions in the financial markets, credit markets, equity markets, debt markets, currency markets or capital markets in the United States or any other country or region in the world, including (a) changes in interest rates or credit ratings in the United States or any other such country; (b) changes in exchange rates for the currencies of the United States or any other such country; or (c) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other such country or region in the world;

(iii) conditions in the industry sectors in which the Acquired Companies conduct business or in any specific jurisdiction or geographical area in which the Acquired Companies conduct business, or changes in such conditions;

(iv) regulatory, legislative or political conditions (including anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions) in the United States or any other country or region in the world;

(v) any geopolitical conditions, outbreak of hostilities, armed conflicts, protests, civil unrest, civil disobedience, acts of war, sabotage, terrorism, military actions, data breach, cyberattack, cybercrime or cyberterrorism (including, in each case, any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, nuclear incidents, foreign or domestic social protest or social unrest (whether or not violent), or other natural or man-made disasters, weather conditions, power outages or other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities);

(vii) pandemics (including any Effect with respect to COVID-19 or any COVID-19 Measures), epidemics, plagues, contagious disease outbreaks or other comparable events (including quarantine restrictions mandated or recommended by any Governmental Authority), or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures) in the United States or any other country or region in the world;

(viii) the negotiation, execution, delivery, announcement or performance of this Agreement or the pendency or consummation of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees (including any employee attrition as a result thereof), suppliers, customers, partners, lenders, lessors, vendors, Governmental Authorities or any other third Person;

(ix) the identity of, or any facts or circumstances relating to, any Guarantor, any Equity Financing Source, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing, or the respective plans or intentions of the foregoing with respect to the Company or its business;

(x) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement, in and of itself;

(xi) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date of this Agreement, and any failure to take any action resulting from Parent’s failure to grant any approval or consent requested by the Company to take any action restricted or prohibited by this Agreement, in each case, in and of itself;

(xii) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof, changes in the regulatory accounting requirements applicable to any industry in which the Acquired Companies operate (including the adoption, implementation, repeal, modification, reinterpretation or proposal thereof), or any action taken for the purpose of complying with GAAP or any Law (including any action taken or not taken as required by any Law, Governmental Authority or otherwise to respond to the impact, presence, outbreak or spread of any pandemic (including COVID-19), epidemic, contagious disease outbreaks or other comparable event);

(xiii) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent not otherwise excluded under this definition);

(xiv) any failure, in and of itself, by the Acquired Companies to meet (a) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (b) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure in clause (a) or (b) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent not otherwise excluded under this definition);

(xv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its stockholders, executive officers or other employees or any member of the Company Board (or any Affiliates of any of the foregoing) in connection with, arising from or otherwise relating to the Merger, including any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock; or

(xvi) any breach by Parent or Merger Sub of this Agreement;

except, with respect to subsections (i) through (vii) and (xii) above, to the extent that such Effect has had a disproportionate adverse effect on the Acquired Companies, taken as a whole, relative to the similarly situated companies operating in the industry in which the Acquired Companies conduct business, in which case only the incremental adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

(aa) “Company Outbound License” means any Contract, other than any Non-Scheduled Contract, pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any material Company IP.

(bb) “Company Pension Plan” means: (i) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (ii) any other occupational pension plan, including any final salary or money purchase plan.

(cc) “Company Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company.

(dd) “Company Product” means any version, release or model of any product or service (including Software) that has been since January 1, 2018, or is currently being, distributed, provided, licensed or sold by or on behalf of any Acquired Company.

(ee) “Company Related Parties” means, collectively, (i) the Acquired Companies; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates.

(ff) “Company Software” means Software in which any of the Acquired Companies has (or purports to have) an ownership interest.

(gg) “Company Stockholders” means the holders of shares of Company Capital Stock.

(hh) “Company Technology” means all IT Systems and Company Software or electronic hardware products or services made available, provided, sold, licensed to customers or leased to customers by the Acquired Companies, including any microchips, firmware, on-premise Software, mobile applications or browser extensions made available or provided by any of the Acquired Companies.

(ii) “Company Termination Fee” means an amount in cash equal to $52,000,000.

(jj) “Confidentiality Agreement” means the confidentiality letter agreement, dated November 15, 2022, between the Company and STG Partners, LLC.

(kk) “Consent” means any consent, approval, clearance, waiver, Governmental Authorization or order.

(ll) “Continuing Employee” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(mm) “Contract” means any legally binding contract, lease, license, indenture, note, bond, commitment, mortgage, deed of trust, agreement or other binding instrument.

(nn) “Contract Worker” means any independent contractor, consultant or individual service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (i) classified by an Acquired Company as a direct employee; or (ii) compensated by an Acquired Company through wages reported on a form W-2 completed by the Acquired Companies.

(oo) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

(pp) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such Law, directive, guidance, response or recommendation.

(qq) “Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of October 10, 2018, by and among the Company, Momentive Inc. (formerly known as SurveyMonkey Inc.), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by the Amendment Agreement dated as of March 1, 2023 (as further amended, restated, supplemented or otherwise modified from time to time).

(rr) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(ss) “DGCL” means the General Corporation Law of the State of Delaware.

(tt) “Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

(uu) “DOJ” means the United States Department of Justice.

(vv) “DPA” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

(ww) “DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data”(as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure”(as defined in the DPA).

(xx) “DTC” means the Depository Trust Company.

(yy) “Employment Law” means any applicable Law with respect to employment and employment practices, including those relating to hiring, promotion, termination, terms and conditions of employment, wages, hours, wage statements, meal and break periods, labor relations, other labor-related matters or arising under labor relations laws, discrimination, equal pay, overtime, business expense reimbursements, labor relations, paid and unpaid leaves of absence, paid sick leave laws, COVID-19 regulations, work breaks, classification of workers (including exempt and independent contractor status), occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, visa, work permits, workers’ compensation, affirmative action, federal contracting, benefits, child labor, working conditions, wrongful discharge or violation of personal rights, social benefits contributions, severance pay, WARN, leaves of absences and unemployment insurance.

(zz) “Encumbrance” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, collateral assignment, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy license, security interest, security arrangement or security agreement, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way, and the like), conditional sale, interference, option to purchase, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(aaa) “Enforceability Exceptions” means: (i) legal limitations on enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; (ii) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

(bbb) “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

(ccc) “Environmental Law” means any Law, including any Governmental Authorization required thereunder, relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, distribution, sale, labeling, production, Release or disposal of hazardous or toxic substances, materials or wastes; or (iii) the protection of human health or safety (to the extent relating to exposure to Hazardous Substance).

(ddd) “ERISA” means the Employee Retirement Income Security Act of 1974.

(eee) “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(fff) “ESPP” means the Company’s 2018 Employee Stock Purchase Plan, as amended.

(ggg) “Exchange Act” means the Securities Exchange Act of 1934.

(hhh) “Excluded Information” means any (i) financial statements of the Company or its Subsidiaries other than the historical financial statements set forth in Section 6.6(a)(iv)(A) and Section 6.6(a)(iv)(B); (ii) description of all or any component of the Debt Financing; (iii) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, will be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments; (iv) other information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, any information required by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A; and (v) other information that is not available to the Company without undue effort or expense.

(iii) “Financing Sources” means the Persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letters, the Debt Financing or alternative debt financings in connection with the Merger, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto (including, lead arrangers, bookrunners, managers, arrangers, agents, co-agents, lenders, underwriters or commitment parties, whether party to such documents on or after the date of this Agreement), together with their respective Affiliates (and their respective Affiliates’) equityholders, members, officers, directors, employees, attorneys, agents and representatives involved in the Debt Financing and their respective successors and assigns, it being understood that Parent, Merger Sub and the Guarantors, the Equity Financing Sources, and each of their respective Affiliates, will not be Financing Sources for any purposes of this Agreement.

(jjj) “Foreign Company Plan” means any: (i) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Authority outside the United States; (ii) Company Employee Plan that is subject to any of the Laws of any jurisdiction outside the United States; or (iii) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

(kkk) “Foreign Direct Investment Law” means any foreign direct investment law, or similar applicable law, that provides for national security reviews in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of any Governmental Authority outside the United States.

(lll) “Foreign Trade Controls Law” means, when applicable to the Company’s business, any applicable Laws of a Governmental Authority (other than a U.S. Governmental Authority) regulating exports, imports, transfers or re-exports of any goods, services or technical data, as well as economic sanctions Laws and embargoes imposed, administered, or enforced by applicable Governmental Authorities when applicable to the Company’s business.

(mmm) “Fraud” means a claim for Delaware common law fraud with scienter brought against a party based on a representation or warranty of such party contained in a Transaction Document. For the avoidance of doubt, “Fraud” does not include any claim based on negligence or recklessness.

(nnn) “FTC” means the United States Federal Trade Commission.

(ooo) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ppp) “Government Contract” means any prime Contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter Contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time since January 1, 2020 with: (i) any Governmental Authority; (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor; or (iii) any subcontractor at any tier with respect to any contract of a type described in clause “(i)” or clause “(ii)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

(qqq) “Governmental Authority” means (i) any multinational or supranational body exercising legislative, judicial or regulatory powers; (ii) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (iii) any federal, state, provincial, local, municipal, foreign or other government; (iv) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (v) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions or any stock exchange or self-regulatory organization.

(rrr) “Governmental Authorization” means (i) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (ii) any right under any Contract with any Governmental Authority, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Authority pursuant to any applicable foreign Antitrust Law or Foreign Direct Investment Law.

(sss) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(ttt) “Hazardous Substance” means any substance, material, chemical, element, compound, mixture, solution, and/or waste listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous or other words of similar import, or otherwise regulated, or which can form the basis for liability, under any Environmental Law. Hazardous Substance include any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Authority or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(uuu) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(vvv) “Intellectual Property” means any or all of the following: (i) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, materials, chemistries, technical data, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, databases and data collections; (iii) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, documentation, files, layouts, records, schematics, specifications, verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (iv) URLs and websites; (v) logos and marks (including brand names, product names, and slogans); and (vi) any other form of technology, whether or not embodied in any tangible medium.

(www) “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (iii) rights in industrial designs and any registrations and applications therefor; (iv) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (v) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); and (vi) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

(xxx) “Information Privacy and Security Laws” means (i) all applicable Laws issued by any Governmental Authority relating to the Processing, privacy, or security of Protected Information and (ii) the Payment Card Industry Data Security Standards (“PCI DSS”).

(yyy) “Intervening Event” means any Effect, or any material consequence of such Effect material to the Acquired Companies, taken as a whole, that (i) as of the date of this Agreement was not known or reasonably foreseeable, in each case based on facts known to the Company Board as of the date of this Agreement; and (ii) does not relate to (A) an Acquisition Proposal; or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account in determining whether an Intervening Event has occurred).

(zzz) “IRS” means the United States Internal Revenue Service.

(aaaa) “IT System” means any Software, hardware, network or information technology and computer systems, including any server, workstation, router, hub, switch, data line, database, firewall, desktop application, server-based application, mobile application, or cloud service, used or maintained by any of the Acquired Companies, whether or not in electronic format, used in or necessary to the conduct of any Acquired Company business.

(bbbb) A Party shall be deemed to have “Knowledge” of a fact or other matter if any of the members of the board of directors or any executive officer of such Party has actual knowledge of such fact or other matter.

(cccc) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(dddd) “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority of competent jurisdiction or any arbitrator or arbitration panel with binding authority over the relevant parties.

(eeee) “NASDAQ” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is no longer the principal U.S. trading market for the Company Common Stock, then “NASDAQ” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which the Company Common Stock is then traded.

(ffff) “Non-Scheduled Contracts” means the following Contracts: (i) with respect to inbound licenses to Acquired Companies of Intellectual Property or Intellectual Property Rights, standard shrink-wrap, click-wrap, terms of service, terms of use, subscription agreements, end user license agreements, purchase order terms, or similar Contracts provided or entered into in connection with generally commercially available Intellectual Property or hardware (including (A) Intellectual Property offered on a SaaS, PaaS, or IaaS or similar basis, (B) Intellectual Property available through retail channels, retail distribution networks, or that is preinstalled as a standard part of hardware and (C) incidental licenses of Intellectual Property Rights in Contracts to purchase or lease equipment such as a phone system, photocopier, printer, scanner, computer or mobile phone); (ii) Contracts for licenses of third-party Open Source Software; (iii) Contracts for the assignment of Intellectual Property or Intellectual Property Rights to the Company or confidentiality of Company confidential information, with current and former employees, directors, advisors, consultants, or contractors of the Company, in each case entered into in the ordinary course of business; (iv) non-disclosure agreements that do not contain an express license grant; (v) Contracts with the Company’s direct customers and direct end users where the only material licenses or grants of rights under Company are non-exclusive licenses or non-exclusive rights to provide the Company’s products and services that have been entered into in the ordinary course of business, provided that Contracts with the Company’s top 20 customers in terms of revenues for the Acquired Companies during fiscal years 2021 or 2022 based on amounts paid or payable are not Non-Scheduled Contracts; (vi) the Company’s standard privacy policies; (vii) Contracts where the only material licenses to Intellectual Property or Intellectual Property Rights are non-exclusive licenses to feedback, suggestions, or a party’s trademarks for inclusion on customer lists (or for similar promotional purposes) or use in the provision of services for the Company; (viii) Contracts where the only material licenses or rights to Intellectual Property or Intellectual Property Rights granted by an Acquired Company are non-exclusive rights granted to a service provider to use the Intellectual Property for the sole benefit of the Acquired Companies; and (ix) purchase orders, invoices, and similar confirmatory or administrative documents which are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts, provided the existence of such purchase orders, invoices, and similar confirmatory or administrative documents which are ancillary to the main Contract will not make such main Contract a Non-Scheduled Contract.

(gggg) “OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(hhhh) “Open Source Software” means Software that is distributed or made available under “open source” or “free software” terms, including any Software distributed or made available: (i) under any license that is approved by the Open Source Initiative and listed at https://www.opensource.org/licenses, including the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms; or (ii) with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be (A) disclosed, distributed or made available in source code form, (B) licensed for the purpose of making modifications or derivative works or (C) redistributable at no or nominal charge.

(iiii) “Order” means any order, judgment, injunction, ruling, award, decree or writ of any Governmental Authority.

(jjjj) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to prevent, materially impair or delay beyond the Termination Date the consummation of the Merger.

(kkkk) “Parent Related Parties” means, collectively, (i) Parent, Merger Sub or Guarantors; and (ii) the former, current and future holders of any equity, controlling persons, Representatives, Financing Sources, Affiliates (other than Parent, Merger Sub or Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantors.

(llll) “Parent Termination Fee” means an amount in cash equal to $104,000,000.

(mmmm) “Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Taxing authority (including IRS Notice 2020-65).

(nnnn) “Permitted Encumbrance” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Company is subject to civil or criminal liability due to its existence:

(i) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (ii) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) minor liens or encumbrances that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; (v) any pledge, deposit or other lien securing the performance of bids, trade contracts (other than contracts in respect of indebtedness), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; (vi) non-exclusive licenses of Intellectual Property or Intellectual Property Rights or to use the Company Products granted by an Acquired Company, in each case, in the ordinary course of business; (vii) encumbrances securing the Obligations (as defined in the Credit Agreement) pursuant to the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement) to be released as of the Effective Time; and (viii) liens or encumbrances imposed on the underlying fee interest in real property subject to a Lease.

(oooo) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(pppp) “Personal Data” means: (i) any data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a natural Person, system, or device (e.g., name, street address, telephone number, e-mail address, Social Security numbers, driver’s license number, passport number, credit card number, user or account number, IP addresses, credentials, device IDs, geographic location, platform, biometric information or transaction history, etc.); or (ii) data or information that constitutes “personal information,” “personally identifiable information”, “individually identifiable health information,” “protected health information, sensitive personal data”, “individual identifiable data”, “personal financial information,” “personal information,” or other similar term or terminology under applicable Information Privacy and Security Laws, including any such data or information that is “user data” or “customer data”.

(qqqq) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time.

(rrrr) “Process,” “Processed,” “Processes,” or “Processing” means any operation or set of operations performed on Protected Information, whether or not by automatic means, such as receipt, collection, access, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction of such Protected Information.

(ssss) “Protected Information” means any information Processed by or on behalf of the Acquired Companies that: (i) is Personal Data; (ii) is governed, regulated or protected by any Information Privacy and Security Law; (iii) any Acquired Company receives from or on behalf of any individual customer of such Acquired Company; (iv) is covered by the PCI DSS; (v) is subject to a confidentiality obligation; or (vi) is derived from Protected Information.

(tttt) “Qatalyst Partners” means Qatalyst Partners LP.

(uuuu) “Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Authority, including all Patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

(vvvv) “Related Party” means a Company Related Party or a Parent Related Party, as applicable.

(wwww) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, financing sources, representatives and advisors (including attorneys and financial advisors) of a Party. For purposes of this Agreement, Parent’s Representatives will be deemed to include each of the Equity Financing Sources and the Guarantors and each of their respective Affiliates.

(xxxx) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(yyyy) “SEC” means the United States Securities and Exchange Commission.

(zzzz) “Securities Act” means the Securities Act of 1933.

(aaaaa) “Significant Subsidiary” means, with respect to an Entity, any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

(bbbbb) “Software” means, collectively, computer software (including APIs, drivers, scripts, and other code), firmware and other code incorporated or embodied in hardware devices, data files, source code, object code, and executable code, tools, user interfaces, manuals and other specifications and documentation, and all know-how relating to the foregoing.

(ccccc) “Source Material” means, collectively, any Software or any integrated-circuit, hardware, or component design or programming materials, any elements of design or programming, and any related documentation, in each case expressed in source code or other human-readable form.

(ddddd) “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(eeeee) “Superior Proposal” means any written Acquisition Proposal, on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), which factors may include the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such Acquisition Proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(eeee) “Tax” means all U.S. federal, state, local, and non-U.S. taxes (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts, however denominated, whether disputed or not.

(fffff) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments or supplements thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.

(ggggg) “Transaction Documents” means, collectively, the Confidentiality Agreement, the Guarantee, the Financing Letters, the Fee Letters, the Voting Agreements and any other document contemplated by those agreements, or any document or instrument delivered in connection with this Agreement or those agreements.

(hhhhh) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement or Transaction Documents, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing or any other communications to the Company Stockholders, in each case other than any Legal Proceedings among the Parties or their respective Affiliates or with the parties to the Equity Commitment Letter or the Financing Sources related to this Agreement, the Transaction Documents or the Merger.

(iiiii) “U.S. Trade Controls Law” means any applicable U.S. Laws regulating exports, re-export, deemed (re)export, transfer, or imports of goods, services, software or technical data, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, and other applicable Laws and regulations administered by the U.S. Department of Commerce, and the Laws and regulations administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security; and economic sanctions Laws and embargoes imposed, administered, or enforced by U.S. Governmental Authorities, including, without limitation, OFAC.

(jjjjj) “WARN” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988, as amended and all similar foreign, state, or local Laws.

(kkkkk) “Willful Breach” means, with respect to any covenant or agreement, a breach that is a consequence of an act deliberately undertaken or omitted to be taken by the breaching party with the Knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Acquired Company Returns	3.15(a)
Alternative Acquisition Agreement	5.4(a)
Alternate Debt Financing	6.5(d)
Certificates	2.9(c)(i)
Certification	3.4(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.20
Company Board Recommendation Change	5.4(c)(i)
Company Disclosure Letter	1.4
Company Liability Limitation	8.3(f)(ii)
Company Options	2.8(b)
Company Plans	6.11(b)
Company SEC Reports	3.4(a)
Company Stockholder Meeting	6.4(a)

Term	Section Reference
Comparable Plans	6.11(b)
Covenant Exceptions	5.1(a)
Debt Commitment Letters	4.10(a)
Debt Financing	4.10(a)
Debt Financing Sources	4.10(a)
Dissenting Company Shares	2.7(c)(i)
DTC Payment	2.9(d)
Effect	1.1(z)
Effective Time	2.2
Electronic Delivery	9.14
Enforcement Expenses	8.3(e)
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
Exchange Fund	2.9(b)
Fee Letters	4.10(a)
Financing	4.10(a)
Financing Letters	4.10(a)
Guarantee	Recitals
Guarantors	Recitals
Indemnified Persons	6.10(a)
Lease	3.7(a)
Leased Real Property	3.7(a)
Major Customer	3.11(a)
Major Supplier	3.11(b)
Maximum Annual Premium	6.10(b)
Merger	Recitals
Merger Sub	Preamble
Misconduct Claim	3.16(f)
New Debt Commitment Letters	6.5(d)
New Plans	6.11(c)
Non-Cooperation Notice	6.6(a)(vi)
Notice Period	5.4(d)(ii)(3)
Old Plans	6.11(c)
Other Required Company Filing	6.3(e)
Other Required Parent Filing	6.3(f)
Owned Company Shares	2.7(a)(ii)
Parent	Preamble
Parent Liability Limitation	8.3(f)(i)
Party	Preamble
Patents	1.1(www)
Payment Agent	2.9(a)
Per Share Price	2.7(a)(iii)
Proxy Statement	6.3(a)

Term	Section Reference
Qatalyst Partners	3.24
Reimbursement Obligations	6.6(f)
Requisite Stockholder Approval	3.22
Restraint	7.1(c)
Sanctioned Jurisdictions	3.13(d)
Section 409A	3.16(l)
Specified Foreign Direct Investment Laws	6.2(a)
Standards Organization	3.8(c)
Surviving Corporation	2.1
Tail Policy	6.10(b)
Takeover Statute	3.21
Termination Date	8.1(c)
Trade Secrets	1.1(www)
Uncertificated Shares	2.9(c)(ii)
Underwater Option	2.8(c)(i)
Unfair Labor Practice	3.16(b)
Unvested Company RSU	2.8(a)
UPE	6.2(a)
Vested Company Option	2.8(b)
Vested Company Option Consideration	2.8(b)
Vested Company RSU	2.8(a)
Vested Company RSU Consideration	2.8(a)
Voting Agreements	Recitals

1.3 Certain Interpretations.

(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Threats. Unless the context of this Agreement otherwise requires, the word “threat” or “threatened” will be deemed to be immediately followed by the words “in writing.”

(d) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(e) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(g) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.

(h) References to Persons. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities. It is agreed that a breach of this Agreement by Merger Sub will be deemed to be a breach of this Agreement by Parent.

(i) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(j) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(k) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(l) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(m) Headings. Subject to Section 1.4, the table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(n) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in San Francisco, California.

(o) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(p) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(q) Representations Are Not Covenants. Nothing contained in Article III or Article IV may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.28 and Section 4.13 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(r) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(s) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(t) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(u) Nature of Information Disclosed. It is understood and agreed that (i) the specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.

(v) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(w) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used in Article III with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the date of this Agreement by being (i) posted to the virtual data room managed by the Company in connection with the Merger or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.

(x) Ordinary Course. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Acquired Companies that is consistent with past practice.

1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations or warranties of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations or warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations or warranties is reasonably apparent on the face of such disclosure.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a wholly owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m. (California time) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304 (or remotely via the electronic exchange of documents), on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Charter as in effect immediately prior to the Effective Time will be amended and restated in its entirety to read as set forth on Exhibit A to this Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of the Surviving Corporation will be amended and restated to be the bylaws of Merger Sub as in effect immediately prior to the Effective Time (with the name of the Surviving Corporation being “Momentive Global Inc.”), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their earlier death, resignation or removal.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will automatically be cancelled and will cease to exist without any conversion thereof or consideration paid in exchange therefor; and

(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares, if any) will be automatically converted into the right to receive cash in an amount equal to $9.46, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to fully reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Dissenting Company Shares. Notwithstanding anything to the contrary in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a Company Stockholder, who has (A) neither voted in favor of the Merger nor consented to the Merger in writing and (B) properly demanded appraisal of such shares of Company Common Stock pursuant to, and in accordance with, Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7 but instead, such Company Stockholder holding or owning the

Dissenting Company Shares will be entitled only to such rights as are granted by Section 262 of the DGCL. Such Company Stockholder will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the Effective Time, such holder or other applicable Person fails to perfect, effectively withdraws or waives, or otherwise loses such Person’s right to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such Person is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price in accordance with this Agreement and will not thereafter be deemed to be Dissenting Company Shares.

(ii) Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of any Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of any Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of any Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8 Equity Awards.

(a) Company RSUs.

(i) Vested Company RSUs. At the Effective Time, each outstanding restricted stock unit (a “Company RSU”) under the applicable Company Equity Plan that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this Agreement (a “Vested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (x) the total number of shares of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company RSU Consideration”).

(ii) Unvested Company RSUs. At the Effective Time, each outstanding Company RSU under the applicable Company Equity Plan that is not a Vested Company RSU (an “Unvested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted solely into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash (without interest) (each, a “Converted Cash Award”) equal to (x) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (y) the Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Company RSU immediately prior to the Effective Time, with payment forfeited to the extent vesting is not satisfied.

(b) Company Restricted Stock. At the Effective Time, each outstanding share of Company Restricted Stock under the applicable Company Equity Plan (excluding shares of Company Restricted Stock that vest immediately prior to or as of the Effective Time including as a result of the consummation of the transactions contemplated by this Agreement) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award equal to (x) the total number of shares of Company Common Stock subject to such outstanding Company Restricted Stock award immediately prior to the Effective Time (as determined in accordance with the applicable award agreement) multiplied by (y) Per Share Price, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Company Restricted Stock award immediately prior to the Effective Time, with payment forfeited to the extent vesting is not satisfied.

(c) Company Options.

(i) Vested Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the applicable Company Equity Plan that is vested at the Effective Time (a “Vested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash, equal to (x) the total number of shares of Company Common Stock subject to the Vested Company Option multiplied by (y) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock under such Vested Company Option, less applicable Taxes required to be withheld with respect to such payment (the “Vested Company Option Consideration”). For the avoidance of doubt, any Company Option (whether vested or unvested) that has a per Share exercise price that is greater than or equal to the Per Share Price (an “Underwater Option”) will be cancelled at the Effective Time for no consideration or payment.

(ii) Unvested Company Options. At the Effective Time, each outstanding Company Option under the applicable Company Equity Plan that is not a Vested Company Option or an Underwater Option (an “Unvested Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation a Converted Cash Award

equal to (x) the total number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (y) the excess of the Per Share Price over the exercise price per share of Company Common Stock under such Unvested Company Option, less applicable Taxes required to be withheld with respect to such payment. Except as otherwise provided in this Section 2.8, each such Converted Cash Award assumed and converted pursuant to this Section 2.8 will continue to have, and will be subject to, the same vesting terms and conditions (including acceleration provisions upon a qualifying termination of employment (if any)) as applied to the corresponding Company Option immediately prior to the Effective Time.

(d) Payment Procedures. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Vested Company Options and Vested Company RSUs with respect to such Vested Company Options and Vested Company RSUs (as applicable). As promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date following the Closing Date (or, if such date is within three Business Days of the Closing Date, the second regularly scheduled payroll date following the Closing Date), the applicable former holders of Vested Company Options and Vested Company RSUs will receive a payment from the Surviving Corporation, through its payroll system or payroll provider, of the Vested Company Option Consideration and Vested Company RSU Consideration required to be paid to such former holders pursuant to this Section 2.8. To the extent required by Section 409A of the Code, any distributions to holders of a Converted Cash Award must be made prior to the date that is five (5) years following the Effective Time and otherwise in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A). The Surviving Corporation will pay any portion of a Converted Cash Award that vests to the applicable holder thereof no later than the first regularly scheduled payroll date following the date on which such portion vests (or, if such date is within three Business Days of the Closing Date, the second regularly scheduled payroll date following the Closing Date) (but in no event later than December 31 of the year in which the Converted Cash Award vested) and any portion of a holder’s Converted Cash Award that remains unvested (after giving effect to any applicable vesting acceleration terms), as of the date of his or her termination of employment or service, if any, shall be permanently forfeited by such holder and such holder shall have no further rights in or claims to any such forfeited portion of his or her Converted Cash Award.

(e) Necessary Further Actions. The Company will take all action within its power and authority reasonably necessary to effect the cancellation of Company Equity Awards as of the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company Equity Awards and all Company Equity Plans will terminate as of the Effective Time (but subject to the consummation of the Merger).

(f) Treatment of Employee Stock Purchase Plan. Prior to the Effective Time, the Company will take all action that the Company determines to be reasonably necessary to, effective upon the consummation of the Merger, (i) cause any offering period or purchase period under the ESPP that otherwise would be outstanding at the Effective Time to be terminated no later than the Closing Date, but prior to the Effective Time; (ii) make any adjustments that may be necessary or advisable to reflect the shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP; (iii) cause the exercise (as of no later than the Closing Date, but prior to the Effective Time) of each outstanding purchase right pursuant to the ESPP; and (iv) provide that no further offering period or purchase period will commence pursuant to the ESPP upon or after the Effective Time. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i) Certificated Shares. Promptly following the Effective Time (and in any event within one Business Day), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent (or affidavit of loss in lieu of a Certificate as provided in Section 2.11)); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.11) for cancellation, together with such letter of transmittal, duly completed and validly executed, in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price. The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.9(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.9(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the product obtained by multiplying (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the aggregate consideration payable pursuant to Section 2.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent will be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) as set forth in the Company Disclosure Letter (subject to Section 1.4), the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.

(a) Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Acquired Companies is qualified to do business as a foreign entity and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (i) another Acquired Company or (ii) equity securities of publicly-traded Entities acquired for cash management or passive investment purposes in the ordinary course of business. None of the Acquired Companies is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each of the Company’s Significant Subsidiaries, including all amendments thereto as of the date of this Agreement. The Company has made available to Parent accurate and complete copies, as of the date of this Agreement, of: (a) the charters of all committees of the Company Board; and (b) each code of conduct or similar policy adopted by the Company or any of the Company’s Significant Subsidiaries or by the board of directors (or similar governing body), or any committee of the board of directors (or similar governing body), of the Company or any of the Company’s Significant Subsidiaries. None of the Company or any of its Significant Subsidiaries is in violation in any material respect of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents) of such Entity.

3.3 Company Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 800,000,000 shares of Company Common Stock; and (ii) 100,000,000 shares of Company Preferred Stock. As of 5:00 p.m. (California time) on March 10, 2023 (the “Company Listing Date”): (i) 150,689,947 shares of Company Common Stock were issued and outstanding (which amount includes shares of Company Restricted Stock set forth in Section 3.3(c)(iv)); (ii) no shares of Company Preferred Stock were issued and outstanding; and (iii) no shares of Company Common Stock were held by the Company as treasury shares.

(b) There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. There is no Company Contract relating to the voting or registration of any shares of Company Common Stock. Except pursuant to Company Equity Plans and the agreements evidencing outstanding Company Equity Awards, none of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(c) As of 5:00 p.m. (California time) on the Company Listing Date: (i) 12,011,407 shares of Company Common Stock were subject to issuance pursuant to Company Options; (ii) 7,481,519 shares of Company Common Stock are reserved for future issuance pursuant to the ESPP; (iii) 6,775,053 shares of Company Common Stock were issuable upon settlement or vesting of outstanding Company restricted stock units (“Company RSUs”); (iv) 467,095 shares of restricted Company Common Stock were unvested pursuant to Company restricted stock awards subject to time-based vesting conditions granted and outstanding under the Company Equity Plans and 361,408 shares of restricted Company Common Stock were unvested pursuant to Company restricted stock awards subject to performance-based vesting conditions under the Company Equity Plans (collectively, “Company Restricted Stock”); (v) no shares of Company Common Stock were subject to stock appreciation rights, whether granted under the Company Equity Plans or otherwise; (vi) no Company Equity Awards were outstanding other than those granted under the Company Equity Plans; and (vii) 27,452,087 shares of Company Common Stock were reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans.

(d) Section 3.3(d) of the Company Disclosure Letter accurately sets forth the following information with respect to each Company Equity Award outstanding as of 5:00 p.m. (California time) on the Company Listing Date: (i) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, if any, both the target and the maximum number of shares of Company Common

Stock); (iv) the exercise price (if any) of such Company Equity Award; (v) the date on which such Company Equity Award was granted; (vi) the date on which such Company Equity Award expires; (vii) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (viii) if such Company Equity Award is a Company RSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (ix) whether the vesting of such Company Equity Award differs materially from the Company’s standard vesting schedule. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(e) The Company has made available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are outstanding as of the date of this Agreement, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise).

(f) Except (x) as set forth in Section 3.3(a), Section 3.3(c) and Section 3.3(c) and (y) for changes since 5:00 p.m. (California time) on the Company Listing Date resulting from the exercise of Company Options or the vesting of Company RSUs or Company Restricted Stock, in each case, outstanding as of the Company Listing Date and in accordance with their terms, as of the date of this Agreement: (i) the Company does not have any shares of capital stock or other equity interests outstanding; and (ii) other than the ESPP, there is no (A) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) issued or granted by any of the Acquired Companies to acquire any shares of the capital stock or other securities of any of the Acquired Companies, (B) outstanding security, instrument or obligation issued, granted or entered into by any of the Acquired Companies that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies or (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g) All outstanding shares of Company Common Stock, options, warrants, equity-based compensation awards (whether payable in equity, cash or otherwise) and other securities of the Acquired Companies have been issued and granted in material compliance with: (i) all applicable securities laws and other applicable Laws; and (ii) the terms of applicable Contracts.

(h) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned directly or indirectly by the Company, free and clear of any Encumbrances, except for restrictions on transfer under applicable securities laws and Permitted Encumbrances.

3.4 Company Financial Statements; SEC Filings.

(a) The Company has timely filed or furnished all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2020 (the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”), and the statements contained in each Certification are accurate and complete as of its date. For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” and variations thereof shall be broadly construed to include any manner in which any document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that, individually or in the aggregate, will not be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person that is not an Acquired Company are required by GAAP to be included in the financial statements of the Company and its consolidated Subsidiaries.

(c) The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since January 1, 2020, the Company has not had: (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.

(e) The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(f) Since January 1, 2020, none of the Acquired Companies has entered into or effected any securitization transactions or any “off-balance sheet arrangements” of the type required to be disclosed pursuant to Item 303 of Regulation S-K under the Exchange Act.

(g) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h) Between January 1, 2020 and the date of this Agreement, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports or except as may have been required or permitted by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.

3.5 Absence of Changes. Between December 31, 2022 and the date of this Agreement: (a) there has not been a Company Material Adverse Effect; and (b) none of the Acquired Companies has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 5.2(b), Section 5.2(d), Section 5.2(e), Section 5.2(f), Section 5.2(h), Section 5.2(k), Section 5.2(l), Section 5.2(m) or Section 5.2(n)(i).

3.6 Title to Tangible Assets. Except with respect to real property or Intellectual Property, the Acquired Companies own, and have good and valid title to, all material tangible assets purported to be owned by them, including: (a) all material assets reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such material assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

3.7 Real Property; Equipment; Leasehold.

(a) None of the Acquired Companies owns any real property or any interest in real property, other than the Leases. Section 3.7(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person in excess of 35,000 square feet (such real property being referred to as “Leased Real Property” and each such lease, sublease, license or occupancy agreement being referred to as a “Lease”). There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any Leased Real Property in excess of 35,000 square feet to any Person other than the Acquired Companies, and there is no Person in possession of any Leased Real Property other than the Acquired Companies.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term.

(c) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put and, to the Knowledge of the Company, are in good condition and repair in all material respects (ordinary wear and tear excepted).

3.8 Intellectual Property.

(a) The Company has made available to Parent a schedule accurately identifying: (i) each item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest, or an exclusive license or similar exclusive right, in any field or territory; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (iii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP, the identity of such other owner and nature of such ownership interest).

(b) Section 3.8(b)(i) of the Company Disclosure Letter accurately identifies each Company Inbound License. Section 3.8(b)(ii) of the Company Disclosure Letter accurately identifies, as of the date of this Agreement, each Company Outbound License.

(c) The Acquired Companies exclusively own all right, title and interest in and to the Company IP, free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing: (i) all assignments, documents and instruments necessary to perfect the rights of the Acquired Companies in any Company IP that is Registered IP have been duly executed and validly delivered, filed and otherwise recorded in a timely manner with the appropriate Governmental Authority, and each recording is in compliance with all applicable Laws; (ii) each Person who is or was involved in the creation, invention, contribution or development of any material Intellectual Property or Intellectual Property Rights in the course of that Person’s work with or for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property and Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property and Intellectual Property Rights, as applicable; (iii) to the Knowledge of the Company, no Governmental Authority, university, college, or other educational institution or research center has or purports to have any ownership in, or rights to, any Company IP; (iv) each Acquired Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential information, and to otherwise protect, create, enforce, maintain and preserve its Intellectual Property Rights, and, to the Knowledge of the Company, there has been no violation, infringement or unauthorized access or disclosure of the foregoing that would reasonably be expected to have a Company Material Adverse Effect; (v) none of the Acquired Companies: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that does or would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any Company IP; or (2) has received a request in writing from any Person for any license or other right to any Company IP in connection with the activities of or any participation in any Standards Organization; and (vi) to the Knowledge of the Company, the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property and Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted by the Acquired Companies, except as would not reasonably be expected to have a Company Material Adverse Effect.

(d) All Company IP that is Registered IP and is owned or purported to be owned by any Acquired Company is subsisting and, to the Knowledge of the Company, valid and enforceable (other than pending applications). Without limiting the generality of the foregoing: (i) with respect to each item of Company IP that is Registered IP, all necessary: (A) fees, payments and filings have been timely submitted to the relevant Governmental Authority or domain name registrar; and (B) other actions have been timely taken, in the case of each of clauses “(A)” and “(B),” to maintain each such item of Company IP that is Registered IP in full force and effect; and (ii) no Legal Proceeding is or has been pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged, except as would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 3.9(b) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under, or termination of, any Company Inbound License or Company Outbound License; (iii) the grant, assignment or transfer to any other Person of any license or other right, immunity, or interest under, in or to any Company IP or Intellectual Property Rights owned by any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates; (iv) any Acquired Company, Parent, the Surviving Corporation, or any of their respective Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of Intellectual Property or Intellectual Property Rights anywhere in the world; (v) a reduction of any royalties or other payments that an Acquired Company would otherwise be entitled to with respect to any Company IP; or (vi) any Acquired Company, Parent, the Surviving Corporation or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(f) Since January 1, 2020, to the Knowledge of the Company, no Acquired Company has infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person, except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Products or the conduct of the business of any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property and Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, except as would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding, except for such claims or Legal Proceedings as would not reasonably be expected to have a Company Material Adverse Effect; and (ii) since January 1, 2020, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product, or by any Acquired Company, of any

Intellectual Property or Intellectual Property Right of another Person, including: (A) any letter or other communication asserting infringement, misappropriation, violation or unlawful use or threatening litigation, or suggesting or offering that any Acquired Company obtain a license to any Intellectual Property Right of another Person and implying or suggesting that any Acquired Company has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property or Intellectual Property Right; or (B) any letter or other communication requesting or demanding defense of, or indemnification with respect to, any infringement claim, except for such claims as would not reasonably be expected to have a Company Material Adverse Effect.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any Source Material for any Company Product or other material Company IP to any escrow agent or other Person. No event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any Source Material for any Company Product or other material Company IP to any escrow agent or other Person.

(h) No Company Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other Software included in the Company IP, or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge. Each Acquired Company has at all times complied with, and is currently in compliance in all material respects with, all of the licenses, conditions, and other requirements applicable to Open Source Software.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, since January 1, 2020, (i) the Acquired Companies’ Processing of Protected Information has complied, and complies with: (A) the Processing, privacy and security requirements of each Company Contract; (B) applicable Information Privacy and Security Laws; (C) applicable policies and procedures adopted by the Acquired Companies relating to the Processing, privacy or security of Protected Information; and (D) each Consent or authorization received by the Acquired Companies from any Governmental Authority or the subjects of such Protected Information pertaining to the Processing thereof, and (ii) each Acquired Company has lawful bases, authorizations, rights, consents, data processing agreements and data transfer agreements that are required under any Information Privacy and Security Law for its Processing of Protected Information in such Acquired Company’s possession or under its control.

(j) Employees of the Acquired Companies who have access to Protected Information have received documented training with respect to compliance with all applicable policies and procedures and Information Privacy and Security Laws.

(k) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each Acquired Company (i) appropriately protects the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption, (ii) has, since January 1, 2020, implemented and maintained a reasonable and appropriate information security program that: (A) complies with all Information Privacy and Security Laws; (B) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information, and to the rights and freedoms of the subjects of that Protected Information; (C) monitors and protects Protected Information and all IT Systems (each to the extent within its possession or control) against any unauthorized Processing, interruption, modification or corruption, in each case in conformance with Information Privacy and Security Laws; (D) implements, monitors and maintains reasonable and appropriate, administrative, organizational, technical and physical safeguards to control the risks described in clauses “(B)” and “(C)” above; (E) is described in written data security policies and procedures; (F) assesses each of the Acquired Companies’ data security practices, programs and risks; and (G) maintains incident response and notification procedures in compliance with applicable Information Privacy and Security Laws, including in the case of any breach of security compromising Protected Information, and (iii) is taking, and has at all times since January 1, 2020 taken, reasonable and appropriate steps to ensure that any third party authorized to Process Protected Information on behalf of such Acquired Company provides similar safeguards, in each case, in compliance with applicable Information Privacy and Security Laws and consistent with commercially reasonable industry standards.

(l) All of the Company Software and Company Products are operational and conform in all material respects with their documentation. None of the Company Software or Company Products: (i) contains any bug, defect or error that adversely affects, in any material respect, the use, functionality or performance of such Company Software or Company Product or any product or system containing or used in conjunction with such Company Software or Company Product; or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or Company Product, in each case, except as would not reasonably be expected to have a Company Material Adverse Effect.

(m) Except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no data security breach of any IT System, or unauthorized Processing of any Protected Information, owned, Processed, or controlled by or on behalf of any of the Acquired Companies. In each calendar year since January 1, 2020, each Acquired Company has performed a security risk assessment in accordance with industry standards and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, addressed and fully remediated all threats and deficiencies identified in those security risk assessments.

(n) No Acquired Company (i) is, to the Knowledge of the Company, under investigation by any Governmental Authority for a violation of any Information Privacy and Security Law; or (ii) has received any written notice or audit request from a Governmental Authority relating to any such violation.

(o) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the (i) Processing of Protected Information by the Acquired Companies in connection with the transactions contemplated by this Agreement, and (ii) execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, comply with each of the Acquired Companies’ applicable privacy notices and policies and with all applicable Information Privacy and Security Laws.

(p) Since January 1, 2020, each Acquired Company has taken reasonable measures to secure all Company Technology prior to selling, distributing, deploying or otherwise making it available and has made patches and updates to such Company Technology in accordance with industry standards. Without limiting the generality of the foregoing, each Acquired Company has performed penetration tests and vulnerability scans of all Company Technology and those tests and scans were conducted in accordance with best industry standards. Each Acquired Company has reasonable processes in place to remediate, and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, remediates, each in accordance with industry standards, vulnerabilities identified by any such tests or scans. To the Knowledge of the Company, no Company Technology contains any vulnerability that is assigned a CVSS score of 7.0 or higher in the National Institute of Standards and Technology’s National Vulnerability Database. No Company Technology contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to perform any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Technology, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without an authorized party’s consent.

(q) The IT Systems are configured in accordance with, and perform, and have at all times performed, in compliance with nationally and internationally accepted security standards, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. The IT Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. The IT Systems (i) are in good repair and operating condition to effectively perform all information technology operations necessary to conduct each Acquired Company’s business, and (ii) do not contain any viruses or other computer code intentionally designed to disrupt, disable, or harm in any manner the operation of, or to provide unauthorized access to, any IT System. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, (A) there has been no failure, breakdown or continued substandard performance of any IT System that has caused a material disruption or interruption in or to the operation of any Acquired Company’s business, and (B) each Acquired Company has implemented reasonable backup, security and disaster recovery technology, plans, procedures and facilities. No Acquired Company is in breach of any Company Contract relating to any IT System, and, to the Knowledge of the Company, no event has occurred or circumstance exists that, with the passage of time or the giving of notice, or both, would constitute a breach of any Company Contract relating to any IT System.

3.9 Material Contracts.

(a) Section 3.9(a) of the Company Disclosure Letter identifies, as of the date of this Agreement, each of the following Company Contracts:

(i) any Contract: (A) pursuant to which any of the Acquired Companies is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any Company Associate; or (B) pursuant to which any of the Acquired Companies is or may become obligated to make any bonus (paid in cash or stock) or similar payment (other than payments constituting base salary and commissions and payments made in the ordinary course of business) in excess of $100,000 to any Company Associate;

(ii) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be triggered or increased, or the vesting of any of the benefits of which will be accelerated, by the consummation of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

(iii) any collective bargaining, union or works council agreement;

(iv) any Contract relating to the acquisition, development, sale or disposition of any business unit, product line or material Company IP, except for assignments of Intellectual Property and Intellectual Property Rights to the Acquired Companies from their employees or contractors on standard forms used by the Acquired Companies;

(v) any Contract that provides for indemnification of any Company Associate;

(vi) any Contract (excluding Leases): (A) involving a material joint venture, strategic alliance, partnership or sharing of profits or revenue or similar agreement; or (B) for any capital expenditure in excess of $1,000,000;

(vii) any Contract relating to the acquisition, transfer, development (including joint development) or joint ownership of any material Intellectual Property or Intellectual Property Rights, except for assignments of Intellectual Property and Intellectual Property Rights to the Acquired Companies from their employees or contractors on standard forms used by the Acquired Companies;

(viii) any Contract (excluding Leases): (A) relating to the disposition or acquisition by any Acquired Company of any assets (other than dispositions of inventory in the ordinary course of business consistent with past practice) or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $5,000,000; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, in any other Person, other than another Acquired Company;

(ix) any Contract imposing any restriction in any material respect on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide any service to, any other Person or in any geographic area; (B) to acquire any material product or other asset or any service from any other Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(x) any Contract that: (A) grants exclusive rights to license, market, sell or deliver any product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by an Acquired Company; or (D) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of an Acquired Company’s requirements from any third party;

(xi) each Contract that provides to another Person the right to purchase, license or otherwise acquire an unlimited quantity of or unlimited usage of Company Products (based on any Acquired Company’s ordinary pricing metrics for such Company Products) for a fixed aggregate price or at no additional charge (including through “enterprise wide,” “unlimited use” or “all you can eat” provisions);

(xii) any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $5,000,000, other than: (A) accounts receivable and accounts payable; (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice; and (C) extensions of credit to customers in the ordinary course of business;

(xiii) any Contract: (A) that creates any obligation under any interest rate, currency or commodity derivative or hedging transaction; or (B) pursuant to which any Acquired Company creates or grants a material Encumbrance on any of its properties or other assets;

(xiv) any Contract with a Major Customer or a Major Supplier;

(xv) any Contract (excluding Leases) that contemplates or involves the payment or delivery of cash or other consideration by or to any Acquired Company in an amount or having a value in excess of $1,000,000 in the aggregate, or contemplates or involves the performance of services by or for any Acquired Company having a value in excess of $1,000,000 in the aggregate, other than a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $1,000,000 in aggregate;

(xvi) any settlement, conciliation or similar Contract: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $500,000 in the aggregate after the date of this Agreement;

(xvii) any material Government Contract; and

(xviii) any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and made available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security; (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security; or (C) providing any of the Acquired Companies with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any security.

For purposes of this Agreement, Company Contracts of the type required to be set forth in Section 3.9(a) of the Company Disclosure Letter, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) and each Lease shall be deemed to constitute a “Material Contract.” The Company has made available to Parent an accurate and complete copy of each Material Contract.

(b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has materially violated or breached, or committed any material default under, any Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Between January 1, 2020 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

3.10 Company Products. No Acquired Company is obligated to, and no Acquired Company has indicated that it would (a) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype, except as a part of the Acquired Company’s standard maintenance and support program or (b) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person. Each Company Product sold, licensed, delivered, provided or otherwise made available by any Acquired Company conforms and complies in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.

3.11 Major Customers and Suppliers.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of (i) each customer (including distributors and resellers) who was one of the 10 largest sources of revenues for the Acquired Companies during fiscal year 2021 or 2022, based on amounts paid or payable and (ii) any other customer (including distributors and resellers) that would otherwise reasonably be expected to be material to the Acquired Companies (each, a “Major Customer”). No Acquired Company has any pending material dispute with any Major Customer. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Customer to the effect that such Major Customer will likely not continue as a customer of any of the Acquired Companies or to the effect that such Major Customer intends to terminate, or materially reduce the scale of, the business it conducts with any of the Acquired Companies.

(b) Section 3.11(b) of the Company Disclosure Letter sets forth an accurate and complete list of (i) each supplier or service provider who was one of the 20 largest suppliers or service provider of the Acquired Companies during fiscal year 2021 or 2022, based on amounts paid or payable to such suppliers and (ii) any other supplier that would otherwise reasonably be expected to be material to the Acquired Companies (each a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. No Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier will likely not continue as a supplier of any of the Acquired Companies or to the effect that such Major Supplier intends to terminate or materially reduce the scale of the business it conducts with any of the Acquired Companies.

3.12 Liabilities.

(a) None of the Acquired Companies has any liability, other than: (i) liabilities set forth in the consolidated financial statements (including any related notes and auditor reports) contained or incorporated by reference in the Company SEC Reports; (ii) liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business; (iii) liabilities for performance of obligations of the Acquired Companies under Company Contracts, other than liabilities arising from a breach of any Company Contract or any event, circumstance or condition that, with notice or lapse of time or both, would constitute or result in a breach of any Company Contract; (iv) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and (v) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.12(b) of the Company Disclosure Letter lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $1,000,000 in the aggregate (other than any indebtedness owed to another Acquired Company).

3.13 Compliance with Laws.

(a) Each of the Acquired Companies is, and has at all times since February 1, 2020 been, in compliance with all applicable Laws, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Between February 1, 2020 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with, any Laws, except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(b) Since February 1, 2018, none of the Acquired Companies, and no director, officer, other employee or, to the Knowledge of the Company, agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any applicable anti-corruption or anti-bribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any other Person. For purposes of this Section 3.13(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is in violation of any applicable Law, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since February 1, 2018, none of the Acquired Companies or any other Entity under any Acquired Company’s control has been charged or prosecuted, or to the Knowledge of the Company, investigated for any violation of any applicable Law. None of the Acquired Companies or any Entity under any Acquired Company’s control has disclosed to any Governmental Authority information that establishes or indicates that an Acquired Company violated or may have violated any Law applicable to the Acquired Companies, or is aware of any circumstances that might give rise to an investigation in the future.

(c) Since February 1, 2018, each of the Acquired Companies and each Entity under any Acquired Company’s control: (i) has been and is in material compliance with all U.S. Trade Controls Laws and all applicable Foreign Trade Controls Laws; and (ii) has prepared and timely applied for, and obtained and complied with, all licenses, registrations and other authorizations for export, re-export, deemed (re)export, transfer or import required in accordance with U.S. Trade Controls Laws and Foreign Trade Controls Laws for the conduct of its business.

(d) Since February 1, 2018, none of the Acquired Companies or any of their respective directors, officers, or, to the Knowledge of the Company, any of its agents (when working on any Acquired Company’s behalf) or employees (when working on any Acquired Company’s behalf): (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Trade Controls Law or Foreign Trade Controls Law, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, His Majesty’s Treasury or any other similar Governmental Authority, or is owned 50 percent or more or controlled by any such Person (each, a “Sanctioned Person”); (ii) has violated or made a disclosure (voluntary or otherwise) regarding compliance with any U.S. Trade Controls Law or Foreign Trade Controls Law or any other similar Law; (iii) has engaged in any transaction or otherwise dealt directly or indirectly with a territory that is or was the subject or target of broad territorial sanctions, including currently, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea or Syria (the “Sanctioned Jurisdictions”) in violation of U.S. Trade Controls Law or Foreign Trade Controls Law; or (iv) has employed or is currently employing at any of its facilities any national of or a person ordinarily resident in a Sanctioned Jurisdiction in violation of any U.S. Trade Controls Law or Foreign Trade Controls Law.

(e) Since February 1, 2018, none of the Acquired Companies has been investigated, cited or fined for failure to comply with any U.S. Trade Controls Law or Foreign Trade Controls Law, and no economic sanctions-related, export control-related or import-related Legal Proceeding, investigation or inquiry is or has been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Authority.

3.14 Governmental Authorizations. Except for such non-compliance as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (a) the Acquired Companies hold, and since January 1, 2020 have held, all Governmental Authorizations, and have made all filings required under applicable Laws, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, and (c) each Acquired Company is and has always been in compliance with the terms and requirements of such Governmental Authorizations. Between January 1, 2020 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority regarding (i) any actual or possible material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. None of the Acquired Companies has received any material grant, incentive or subsidy from any Governmental Authority.

3.15 Tax Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect:

(i) (A) each of the Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Authority (the “Acquired Company Returns”) (1) has been filed on or before the applicable due date (including any extensions of such due date) and (2) is accurate and complete in all material respects; and (B) all Taxes for which the Acquired Companies are liable have been timely paid or accrued (in accordance with GAAP), whether or not such Taxes are shown as due and payable on any Tax Return;

(ii) the Company Balance Sheet reflects a reserve established in accordance with GAAP for all liabilities of the Acquired Companies for Taxes through the date of the Company Balance Sheet, and since the date of the Company Balance Sheet, none of the Acquired Companies has incurred any liabilities for Taxes outside the ordinary course of the operation of the business of the Acquired Companies, except in connection with the transactions contemplated by this Agreement;

(iii) no extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person) and remains in effect;

(iv) (A) no material Tax audit, claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Company in respect of any Tax that has not been resolved; (B) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings for which adequate reserves have been maintained in accordance with GAAP; (C) no deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against any Acquired Company that remains unpaid; and (D) in the three years prior to the date of this Agreement, no written claim has been made by any Governmental Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction

(v) no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(vi) no Acquired Company has any liability for the Taxes of any Person (other than another Acquired Company) under Treas. Reg. § 1.1502-6 (or any similar provision of any state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract (except for an agreement (A) solely between the Acquired Companies, (B) that will terminate as of Closing or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes) or otherwise;

(vii) none of the Acquired Companies is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement (A) solely between the Acquired Companies, (B) that will terminate as of Closing or (C) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(viii) no Acquired Company has participated in, or is currently participating in, a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Law;

(ix) none of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (A) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under any state, local or foreign Tax Laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (B) any deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or foreign Tax Laws) arising from any transaction that occurred prior to the Closing; (C) any installment sale or open transaction that occurred prior to the Closing; or (D) any prepaid amount received outside the ordinary course of business prior to the Closing;

(x) each Acquired Company is and has been since its inception classified as a corporation for U.S. federal and applicable state and local income tax purposes, and no Acquired Company (A) is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code, or (B) that is a CFC holds any investment in United States property within the meaning of Section 956 of the Code;

(xi) none of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Laws), and no Acquired Company has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes; and

(xii) each of the Acquired Companies has withheld from each payment or deemed payment made to each Company Associate, its past and present suppliers, creditors, stockholders and other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Laws, paid such withheld amounts to the proper Governmental Authorities and complied with all reporting and record retention requirements related to such Taxes.

3.16 Employee and Labor Matters; Benefit Plans.

(a) The employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily in the United States is terminable by such Acquired Company “at will” and the employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily outside the United States is terminable either “at will” or at the expiration of a standard notice period or standard severance as set forth in applicable local regulations or contained in a written Contract made available to Parent. The Company has made available to Parent accurate and complete copies of all material employee manuals and handbooks of the Acquired Companies in effect as of the date of this Agreement.

(b) None of the Acquired Companies is or has ever been a party to, subject to, or under any obligation to bargain for, or is negotiating or required to negotiate the terms of, any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a labor organization, union, works council or similar entity representing any Company Associate, and there are no labor organizations, unions, works councils or similar entities representing or, to the Knowledge of the Company, purporting to or seeking to represent any employee or Contract Worker of any of the Acquired Companies. There is no union, works council, employee representative or other labor organization, which, pursuant to any applicable Law, collective bargaining agreement, works council, labor, voluntary recognition or similar agreement, must provide consent or otherwise be notified or consulted, or with which negotiations need to be conducted, in connection with any of the transactions contemplated by this Agreement. Since January 1, 2018, none of the Acquired Companies has engaged in any material unfair labor practice as defined in the National Labor Relations Act or any other similar Law (an “Unfair Labor Practice”). Since January 1, 2018: (i) there has not been any Unfair Labor Practice complaint, charge or suit pending or, to the Knowledge of the Company, threatened against any Acquired Company before the U.S. National Labor Relations Board or any similar body or Entity in the United States or any other country in which any Acquired Company has employees or performs services; and (ii) no Acquired Company has received any demand letter, draft of suit or other written communication related to any matter described in clause “(i)” above. There are no slowdowns, strikes, pickets, boycotts, group work stoppages, labor disputes, industrial disputes, labor interruptions, attempts to organize or union organizing activity, or any similar activity or dispute in progress, pending or, to the Knowledge of the Company, threatened against or affecting any of the Acquired Companies or any of their employees.

(c) Except as would not reasonably be expected to be material to the Acquired Companies, (i) each Company Associate that renders or has rendered services to any of the Acquired Companies that is or was classified as a Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes (including: (A) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Laws; (B) applicable Tax Laws; and (C) unemployment insurance and worker’s compensation obligations), and (ii) the Acquired Companies have properly classified and treated each such individual in accordance with all applicable Laws and for purposes of all applicable Company Employee Plans and perquisites. Between January 1, 2021 and the date of this Agreement, none of the Acquired Companies has received any written notice from any Person disputing such classification. No Contract Worker is eligible to participate in any Company Employee Plan.

(d) To the Knowledge of the Company, no Company Associate has used to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company. Each Company Associate is legally authorized to work in all locations where he or she performs services for the Acquired Companies.

(e) Each Acquired Company is, and since January 1, 2018 each Acquired Company has been, in compliance with all Employment Laws in all material respects. None of the Acquired Companies has effectuated or will effectuate a plant closing, termination, relocation, mass layoff, furlough, separation from position, reduction, or other termination of any current or former employee of any Acquired Company that has imposed or would impose any obligation or other liability upon any Acquired Company under WARN or would otherwise require any Acquired Company to notify or consult with, prior to or after the Effective Time, any Governmental Authority or other Person with respect to the impact of the transactions contemplated by this Agreement. Except as would not reasonably be expected to result in a material liability, each of the Acquired Companies has properly accrued in the ordinary course of business, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation for any services performed, directly or indirectly, for any Acquired Company as of the date of this Agreement. None of the Acquired Companies has any material liability for any arrears of wages, salaries, overtime pay, premium pay, commissions, bonuses, benefits, severance pay or other amounts, including pursuant to any Contract, policy, practice or applicable Law, or any Taxes or any penalty for failure to comply with any of the foregoing. None of the Acquired Companies has any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice). Except as would not reasonably be expected to be material to the Acquired Companies, each of the Acquired Companies maintains accurate and complete records of overtime hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Laws of all jurisdictions where such Acquired Company maintains employees.

(f) To the Knowledge of the Company, since January 1, 2018, no claim of sexual harassment, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination, harassment on the basis of gender or race, or any similar behavior (a “Misconduct Claim”) has been made against any person who is or was an officer, director, manager or supervisory-level employee of any Acquired Company in such person’s capacity as such or in any other capacity. Since January 1, 2018, no Acquired Company has entered into any material settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating to any Misconduct Claim against any Acquired Company or any person who is or was an officer, director, manager, employee or Contract Worker of any Acquired Company.

(g) Section 3.16(g) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each material Company Employee Agreement that is maintained in the U.S., Canada, The Netherlands and Ireland. None of the Acquired Companies has committed to establish or enter into any new arrangement that would constitute a material Company Employee Plan or material Company

Employee Agreement, or to materially modify any material Company Employee Plan or material Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Laws). The Company has made available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all material documents setting forth the terms of each material Company Employee Plan and each material Company Employee Agreement, including all material amendments thereto; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) the most recently filed annual report (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) the trust agreement, insurance Contract or other funding instrument, if any, with respect to each material Company Employee Plan; (v) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan years; and (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Employee Plan has been established, maintained and operated in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each Foreign Company Plan intended to qualify for special tax treatment satisfies in all material respects the requirements for such treatment. Except as would not reasonably be expected to have a Company Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Acquired Companies or any ERISA Affiliates (other than ordinary administration expenses). There is no audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened by the IRS, DOL or any other Governmental Authority with respect to any Company Employee Plan. None of the Acquired Companies or any ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Laws. Except as would not result in material liability, each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. Each Foreign Company Plan that is required to be registered or approved by any Governmental Authority under applicable Laws has been so registered or approved.

(i) None of the Acquired Companies, and none of their respective ERISA Affiliates, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code or any Foreign Company Plan that is a defined benefit pension plan; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. Except as would not reasonably be expected to have a Company Material Adverse Effect, the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan, and none of the transactions contemplated by this Agreement will cause any such assets or insurance obligations to be less than such benefit obligations.

(j) Except as set forth in Section 3.16(j) of the Company Disclosure Letter, no Company Employee Plan or Company Employee Agreement provides (except at no material cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any material liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Laws.

(k) Except as set forth in Section 3.16(k) of the Company Disclosure Letter, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement; or (iii) entitle any Company Associate to terminate their employment or engagement. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(l) Each Company Employee Plan, Company Employee Agreement or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”) is and has at all times been administered, in all material respects, in documentary and operational compliance with the requirements of Section 409A. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A.

(m) Since June 1, 2021, no Acquired Company has: (i) taken any material action affecting the terms or conditions of employment of its current or former employees or other service providers related to the COVID-19 pandemic, including implementing workforce reductions, terminations, furloughs, deferral of payment or providing compensation or benefits, or changes to compensation, benefits or working schedules or Company Employee Plans; or (ii) applied for or received any loan or deferred Tax, or claimed any Tax credit, under any applicable Law or any directive issued by, or under any program implemented or sponsored by, any Governmental Authority or public health agency in connection with the COVID-19 pandemic.

3.17 Environmental Matters.

(a) Except as would not reasonably be expected to have or result in a Company Material Adverse Effect, each of the Acquired Companies is, and since January 1, 2018 has been, in compliance in all material respects with, and is not and has not been subject to any material liability under, applicable Environmental Laws, including timely applying for, possessing, maintaining, and materially complying with the terms and conditions of all material Governmental Authorizations required under applicable Environmental Laws.

(b) Between January 1, 2021 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Person that alleges that any of the Acquired Companies is not in material compliance with, or has any material liability under, any Environmental Law.

(c) The Company has made available to Parent copies of all material environmental assessments, Governmental Authorizations, reports, audits and other material documents in the Acquired Companies’ possession or under their control that relate to the Acquired Companies’ compliance with or any liability under any Environmental Law or the environmental condition of any real property that any of the Acquired Companies currently or formerly has owned, operated, or leased.

3.18 Insurance. Except as would not reasonably be expected to have or result in a Company Material Adverse Effect, (i) each insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Acquired Companies is in full force and effect (except for policies that have expired under their terms in the ordinary course) and all premiums due thereon have been paid in full, (ii) as of the date of this Agreement, no written notice of default or termination has been received by any Acquired Company in respect thereof, and (iii) between January 1, 2021 and the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) adjustment in the amount of the premiums payable with respect to any insurance policy.

3.19 Legal Proceedings; Orders. There is no Legal Proceeding pending or that, to the Knowledge of the Company, has been threatened against any Acquired Company that would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no pending Legal Proceeding against any Acquired Company that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. There is no Order to which any of the Acquired Companies is subject that would reasonably be expected to materially impact the business or operations of the Acquired Companies.

3.20 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the Requisite Stockholder Approval and assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6. The Company Board (at a meeting duly called and held or by unanimous written consent) has unanimously: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholder Meeting (the “Company Board Recommendation”); and (d) to the extent necessary and assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Law that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, none of such board actions or board resolutions have been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and, assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement by the Company, in each case other than, with respect to the consummation of the Merger, the receipt of the Requisite Stockholder Approval and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.21 Takeover Statutes; No Rights Plan. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6, the Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement. None of such actions by the Company Board has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to, or purporting to be applicable to, this Agreement, any Acquired Company, the Merger or any of the other transactions contemplated by this Agreement, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger.

3.22 Vote Required. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.6, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder Meeting (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt this Agreement and approve the Merger.

3.23 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Company or (ii) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the other Acquired Companies; (b) contravene, conflict with or result in a violation of, or give any Governmental Authority the right to exercise any remedy or obtain any relief under, any Law or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies; (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) accelerate the maturity or performance of any Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any Material Contract; (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for Permitted Encumbrances); or (f) result in the transfer of any material asset of any of the Acquired Companies to any Person, except, with respect to clauses “(a)(ii)” through “(f)” above, for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as may be required by the Securities Act, the Exchange Act, the DGCL, the HSR Act, any other Antitrust Law, any Specified Foreign Direct Investment Laws and the NASDAQ Rules and listing standards, none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except where the failure by the applicable Acquired Company to make any such filing, give any such notice or obtain any such Consent would not reasonably be expected to have a Company Material Adverse Effect.

3.24 Opinion of the Company’s Financial Advisor. The Company Board has received the opinion of Qatalyst Partners, to the effect that, as of the date hereof, and based upon and subject to the various qualifications, assumptions, limitations and other such matters considered in the preparation therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

3.25 Advisors’ Fees. Except for Qatalyst Partners, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Qatalyst Partners in connection with the transactions contemplated by this Agreement.

3.26 Related Person Transactions. Except for compensation or other employment arrangements entered into in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between any Acquired Company, on the one hand, and any Affiliate (including any director or officer) thereof (but not including any wholly owned Subsidiary of the Company), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement.

3.28 No Other Representations. The Company, on behalf of itself and the other Acquired Companies, acknowledges that: (a) except for the representations and warranties expressly set forth in Article IV and in the certificate delivered pursuant to Section 7.3(c), none of Parent or Merger Sub (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by Parent and Merger Sub in Article IV and in the certificate delivered pursuant to Section 7.3(c) are in lieu of and are exclusive of all other representations and warranties made by Parent and Merger Sub, including any express or implied warranties as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of Parent or Merger Sub of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to the Company, any other Acquired Company or any of their respective Affiliates or Representatives. The Company, on behalf of itself and the other Acquired Companies, further acknowledges that, except for the representations and warranties expressly set forth in Article IV and in the certificate delivered pursuant to Section 7.3(c), it has not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to Parent or Merger Sub or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, any other Acquired Company or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. The Company acknowledges that neither Parent nor Merger Sub will have or be subject to any liability or indemnification obligation to the Company resulting from the distribution or provision to the Company, or the Company’s use of, or relating to the accuracy or completeness of any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article IV or in the certificate delivered pursuant to Section 7.3(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows, except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized or formed, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization or formation; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent is the sole record and beneficial stockholder of Merger Sub.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement, and the consummation of the Merger have each been duly authorized by all necessary action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub, the Guarantors, the Equity Financing Sources, or any of their respective Affiliates, in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Acquired Companies are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; (iv) compliance with any applicable requirements of Specified Foreign Direct Investment Laws; and (v) such other Consents the failure of which to obtain would not have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

4.6 Ownership of Company Capital Stock. During the three years prior to the date of this Agreement, none of Parent, Merger Sub, the Guarantors, the Equity Financing Sources, or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub, the Guarantors, the Equity Financing Sources or any of their respective Affiliates (a) has “owned” any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub, the Guarantors or any of their respective Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries would be liable.

4.8 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

4.9 Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of each Guarantor, enforceable against it in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. No event has occurred that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, constitute a default on the part of the Guarantors pursuant to the Guarantee.

4.10 Financing.

(a) Financing Letters. As of the date of this Agreement, Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter, dated as of the date of this Agreement, between Parent and certain other parties thereto, including the Guarantors (the “Equity Commitment Letter”), pursuant to which such other parties thereto (together with each of their permitted assignees pursuant to the terms of the Equity Commitment Letter, the “Equity Financing Sources”) have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Equity Financing”); and (ii) executed commitment letters, dated as of the date of this Agreement, among Parent, Merger Sub and the lenders party thereto (the “Debt Commitment Letters” and, together with the Equity Commitment Letter, the “Financing Letters”) pursuant to which the lenders party thereto (the “Debt Financing Sources”) have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for the purpose of funding a portion of the aggregate value of the Merger (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be delivered with the fee amounts and “flex” terms redacted in a customary manner so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (collectively, “Fee Letters”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.10(b); (B) subject in all respects to Section 9.10(b), Parent and the Equity Financing Sources have waived any defenses to the enforceability of such third party beneficiary rights; and (C) Parent and the Equity Financing Sources will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by Company of such third party beneficiary rights.

(b) No Amendments. As of the date of this Agreement, (i) the Financing Letters, the Fee Letters and the terms of the Financing have not been amended or modified prior to the date of this Agreement; (ii) no such amendment or modification is contemplated (except in connection with any amendments or modifications to effectuate any “flex” terms contained in the Fee Letters provided as of the date of this Agreement); and (iii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated, repudiated or rescinded in any respect, and, to Parent’s knowledge, no such withdrawal, termination, repudiation or rescission is contemplated. There are no Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding, investing or use, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Letters and any Fee Letters.

(c) Sufficiency of Financing. The aggregate amounts committed pursuant to the Financing Letters are sufficient to (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including original issue discount “flex”) provided under the Financing Letters and the Fee Letters) (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to, the Credit Agreement, subject to and including any cash collateral required in connection with letters of credit issued under the Credit Agreement that will remain outstanding after the Closing Date; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent, Merger Sub or any of their respective Affiliates in connection with the Merger and the Financing.

(d) Solvency. Assuming the accuracy of each of the Company’s representations in Article III at and after the Closing, Parent and the Company and its Subsidiaries (on a consolidated basis) will, after giving effect to the Merger, including the funding of the Financing and payment of all other amounts required to be paid in connection with the consummation of the Merger, including the payment of all related fees and expenses, be Solvent at and immediately after the Closing. The term “Solvent” shall mean, with respect to a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed their debts, (ii) Parent and, after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (iii) Parent has and, after the Closing, the Surviving Corporation and its Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.10(d), “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(e) Validity; No Contrary Expectation. The Financing Letters and the Fee Letters (each in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent, Merger Sub and the other parties thereto (including, with respect to the Equity Commitment Letter, the Equity Financing Sources), as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with their terms, except, in each case, as enforcement may be limited by Enforceability Exceptions. Other than as expressly set forth in the Financing Letters and the Fee Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing (including any “flex” provisions) pursuant to any agreement relating to the Financing to which the Equity Financing Sources, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, neither Parent, Merger Sub, any Equity Financing Source nor, to the knowledge of Parent, any other party to the Financing Letters, as applicable, has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Letters. As of the date of this Agreement, to the knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of any Person under any of the Financing Letters or the Fee Letters; (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Letters or the Fee Letters; (iii) make any of the assumptions or any of the statements set forth in the Financing Letters inaccurate in any material respect; or (iv) otherwise result in any portion of the Financing not being available. As of the date of this Agreement, Parent has no reason to believe (both before and after giving effect to any “flex” provisions in the Debt Commitment Letters or the Fee Letters) that (A) it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, whether or not such term or condition is contained in the Financing Letters or the Fee Letters; or (B) the full amounts committed pursuant to the Financing Letters will not be available as of the Closing if the terms or conditions contained in the Financing Letters to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees, expenses, premiums and charges that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters and the Fee Letters. Other than as set forth in the Financing Letters, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing.

(f) No Exclusive Arrangements. As of the date of this Agreement, none of the Guarantors, the Equity Financing Sources, Parent, Merger Sub, or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Merger.

4.11 Absence of Stockholder and Management Arrangements. As of the date of this Agreement, other than this Agreement, the Voting Agreements and the Confidentiality Agreement, none of Parent, Merger Sub, the Guarantors, the Equity Financing Sources, or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, manger, member, employee or Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person other than the Guarantors and the Equity Financing Sources has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.12 No Foreign Person. Each of Parent and Merger Sub is not, and is not controlled by, a “foreign person” (as defined in the DPA). No “foreign person” (as defined in the DPA) affiliated with Parent, Merger Sub, the Equity Financing Sources or the Guarantors, whether affiliated as a limited partner or otherwise (each an “Affiliated Foreign Person”), will obtain as a result of the Merger any DPA Triggering Rights if (1) it would require a mandatory filing under the DPA or (2) such Affiliated Foreign Person is a Sanctioned Person. At the conclusion of the Merger, no party or collection of parties in which the national or subnational governments of a single foreign state have a “substantial interest” will hold a “substantial interest” in the Company, as each of those terms are defined in the DPA.

4.13 No Other Representations. Parent and Merger Sub acknowledge that: (a) except for the representations and warranties expressly set forth in Article III and in the certificate delivered pursuant to Section 7.2(c), neither the Company nor any of the other Acquired Companies (or any other Person) makes, or has made, any representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; and (b) the representations and warranties made by the Company in Article III and in the certificate delivered pursuant to Section 7.2(c) are in lieu of and are exclusive of all other representations and warranties made by the Company, including any express or implied warranties as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure by or on behalf of the Company of any other information (including any financial information, supplemental data or financial projections or other forward-looking statements) to Parent, Merger Sub or any of their respective Affiliates or Representatives. Parent and Merger sub further acknowledge that, except for the representations and warranties expressly set forth in Article III and in the certificate delivered pursuant to Section 7.2(c), they have not relied on or otherwise been induced by: (i) any express or implied representation or warranty relating to the Acquired Companies or any of their businesses or operations in connection with this Agreement or the Merger; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. Each of Parent and Merger Sub acknowledges that the Company will not have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the distribution or provision to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, or relating to the accuracy or completeness of any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III or in the certificate delivered pursuant to Section 7.2(c).

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations.

(a) Ordinary Course Operation. During the Pre-Closing Period, the Company will, and will cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business and operations in the ordinary course of business. The obligations of the Company and its Subsidiaries pursuant to the previous sentence are subject to the following exceptions: (i) as expressly required by this Agreement; (ii) as permitted by Section 5.4; (iii) as set forth in Section 5.1 of the Company Disclosure Letter or Section 5.2 of the Company Disclosure Letter; (iii) for any actions taken in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in reliance on this clause (iii), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible) prior to taking such actions); (iv) as required by applicable Law; or (v) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) (all such exceptions, the “Covenant Exceptions”).

(b) Additional Affirmative Obligations. During the Pre-Closing Period and for so long as Section 5.2 is in effect, the Company will, and will cause each of its Subsidiaries to, subject to Covenant Exceptions, use its reasonable best efforts to (i) preserve intact its material assets, properties, Material Contracts and business organizations; (ii) keep available the services of its current officers and key employees; and (iii) preserve its current relationships with material customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations, in each case solely to the extent that the Company or one of its Subsidiaries has not, as of the date of this Agreement, already notified such third Person of its intent to terminate those relationships.

(c) Clarification on Provision Interaction. It is agreed that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of Section 5.2 will be deemed a breach of this Section 5.1.

5.2 Forbearance Covenants. During the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries to (in each case subject to the Covenant Exceptions (other than clause (i) of the Covenant Exceptions)):

(a) amend or otherwise change the Charter, the Bylaws or any other similar organizational document;

(b) except as permitted by Section 5.4, propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell or deliver, or agree or commit to issue, sell or deliver, any of its equity securities (whether through the issuance or granting of options, restricted stock units, warrants, commitments, subscriptions, rights to purchase or otherwise), except, in each case, (i) for the issuance, delivery or sale of (or agreement or commitment to issue, sell or deliver) shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the date of this Agreement or pursuant to the ESPP, in each case in accordance with their terms; (ii) in connection with agreements in effect on the date of this Agreement (including any offer letters or similar agreements entered into or extended as of the date of this Agreement); (iii) as contemplated by Section 5.2(i); or (iv) for the issuance, delivery or sale of (or agreement to issue, sell or deliver) equity securities by any Subsidiary to the Company or another Subsidiary;

(d) acquire, repurchase or redeem any of its equity securities, except, in each case, (i) pursuant to the terms and conditions of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement or to otherwise satisfy Tax obligations with respect to awards granted pursuant to Company Equity Plans or to pay the exercise price of Company Options, in each case in accordance with the existing terms of the applicable Company Equity Plan as in effect on the date of this Agreement; or (ii) for transactions between the Company and any of its Subsidiaries or among any Subsidiaries of the Company;

(e) (i) adjust, split, subdivide, combine or reclassify any of its capital stock or other equity or voting interests; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of its capital stock or other equity or voting interests, or make any other actual, constructive or deemed distribution in respect of its capital stock or other equity or voting interests, except for dividends or other distributions made by any Subsidiary of the Company to the Company or one of its other Subsidiaries; (iii) pledge or encumber any of its capital stock or other equity or voting interests (other than Liens described in clause (vii) of the definition of Permitted Encumbrances); or (iv) modify the terms of any of its capital stock or other equity or voting interests;

(f) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any third Person or any material equity interest in such Person, or enter into any material joint venture, partnership or similar arrangement with any third Person;

(g) acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(h) (i) incur or assume any indebtedness for borrowed money (including receivable financing arrangements) or issue any debt securities, except, in each case, (A) short-term debt incurred to fund operations of the business in the ordinary course of business not in excess of $1,000,000 in the aggregate; (B) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries; (C) obligations incurred pursuant to business credit cards in the ordinary course of business; or (D) pursuant to the Credit Agreement; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third Person, except with respect to obligations of the Company or its Subsidiaries; (iii) make any loans, advances or capital contributions to, or investments in, any third Person, except, in each case, for (A) extensions of credit to customers in the ordinary course of business; (B) advances or reimbursable expenses to directors, officers and other employees, in each case in the ordinary course of business; and (C) for loans or advances between Subsidiaries of the Company or between the Company and its Subsidiaries and capital contributions in or to Subsidiaries of the Company; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any lien thereon (other than Permitted Encumbrances);

(i) except (i) in order to comply with applicable Law, (ii) as required pursuant to the terms of any Company Employee Plan in effect on the date of this Agreement, or (iii) as provided in Section 5.2(i) of the Company Disclosure Letter (A) establish, adopt, enter into, terminate or amend in any material respect any Company Employee Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Employee Plan if in effect on the date of this Agreement) or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any Company Employee Plan (or any plan, policy, agreement, Contract or arrangement that would be a Company Employee Plan if in effect on the date of this Agreement); (B) grant to any employee of an Acquired Company any increase or decrease in cash compensation, bonus, incentive or material fringe or other material benefits; (C) grant to any Company Associate any change in control, retention, transaction, stay bonus, tax gross-up, special remuneration, equity or equity-based award, bonus, severance or termination pay (other than payments made pursuant to agreements in effect on the date of this Agreement and set forth in Section 3.16(k) of the Company Disclosure Letter); or (D) terminate, engage or hire any employee or individual service provider of an Acquired Company, other than terminations for cause;

(j) enter into, terminate or amend any collective bargaining, union or works council agreement or other Contract with any employee representative body;

(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceedings (i) solely for monetary damages in an amount not in excess of $1,000,000 in the aggregate; or (ii) settled in compliance with Section 6.15;

(l) except as required by applicable Law or GAAP, (i) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (ii) make any change in any of its accounting principles or practices;

(m) (i) make or change any material Tax election; (ii) settle or compromise any material Tax claim or assessment; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) amend, refile, modify, or otherwise change any previously filed material Tax Return; (v) surrender any right to claim a material Tax refund; (vi) fail to pay any material Tax that becomes due and payable except to the extent such Tax is contested in good faith; or (vii) enter into a closing agreement with any Governmental Authority regarding any material Tax;

(n) (i) incur, authorize or commit to incur any material capital expenditures other than (A) consistent in all material respects with the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter; (B) pursuant to obligations imposed by Material Contracts or Leases; or (C) pursuant to agreements in effect prior to the date of this Agreement; (ii) enter into any Contract which if entered into prior to the date hereof would be a Material Contract of the type described in (x) clauses (iv), (vii), (xiv), (xv) or (xvii) of Section 3.9, except in the ordinary course of business (including as to terms of such Contracts), (y) clauses (vi)(A), (viii), (ix), (x), (xi), (xiii), and (xviii) of Section 3.9 or (z) as set forth in Section 5.2(n) of the Company Disclosure Letter; (iii) modify or amend any material rights under any Material Contract or terminate any Material Contract (other than any Material Contract that has expired in accordance with its terms), in each case in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole; (iv) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (v) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (vi) effectuate a “plant closing,” “mass layoff” (each as defined under WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; or (vii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(o) except to the extent necessary to preserve enforceability of a Contract, in the ordinary course of business in connection with the termination of an employee or individual service provider or as otherwise required by applicable Law, waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any service provider;

(p) abandon, let lapse or cancel any material Company IP;

(q) disclose or abandon any material Trade Secrets, except in the ordinary course of business, or to the extent not economically desirable to maintain for the conduct of the business of the Company and its Subsidiaries, or disclose any source code for any Company Software to any Person except to a third-party service provider or other agent obligated in writing to (i) maintain the confidentiality of, and not disclose, such source code; and (ii) use such source code only in the provision of services to the Company or any of its Subsidiaries;

(r) make any material change to the Company’s or any of its Subsidiaries’ policies or procedures with respect to their Processing of Personal Data, except to remediate any privacy or security issue that the Company or any of its Subsidiaries reasonably believes is material, to comply with applicable Privacy and Data Security Requirements (but with respect to Privacy and Data Security Requirements that consist of contractual obligations, solely those that are in effect during the Pre-Closing Period (provided that any such contractual obligations entered into after the date hereof must be entered into in accordance with the terms of this Agreement and in the ordinary course of business)), or as otherwise directed or required by a Governmental Authority; or

(s) enter into, or agree or commit to enter into, a Contract to take any of the actions prohibited by this Section 5.2.

5.3 Process Related to Affirmative Obligations and Forbearance Covenants. If the Company desires to take an action that would be prohibited pursuant to Section 5.1 or Section 5.2 without the prior approval of Parent, then prior to taking such action, the Company (in lieu of the procedure outlined in Section 9.2) may request consent by sending an email to each of the individuals in Section 5.3(a) of the Company Disclosure Letter specifying, in reasonable detail, the action proposed to be taken (or omitted from being taken). Any of the individuals in Section 5.3(a) of the Company Disclosure Letter may grant consent on behalf of Parent.

5.4 No Solicitation of Acquisition Proposals.

(a) No Solicitation. Subject to Section 5.4(b), following the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and the executive officers and directors of the Company, and will instruct its legal and financial advisors and use reasonable best efforts to cause each of its other Representatives (other than its non-controlled Affiliates that are not directors, officers or employees of the Company) to, cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Representatives relating to, or that would reasonably be expected to lead to, an Acquisition Transaction. Unless the Company has already so requested, promptly following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement. Subject to Section 5.4(b), during the Pre-Closing Period, the Company and its Subsidiaries, and the directors and executive officers of the Company, will not, and the Company will not authorize or direct any of its or its Subsidiaries’ other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) any information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, Merger Sub or any of their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate, engage in or knowingly facilitate discussions or negotiations with any Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than, in each case, an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. Following the date of this Agreement, the Company will not be required to enforce, and will be permitted to waive, any “standstill” provision in any confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board, if the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

(b) Permitted Conduct Related to Certain Proposals. Notwithstanding anything to the contrary in this Section 5.4, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their respective Representatives (including Qatalyst Partners), discuss, negotiate and enter into an Acceptable Confidentiality Agreement and, subject to an Acceptable Confidentiality Agreement, (i) participate or engage in other discussions or negotiations with; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries to, (iii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to; or (iv) otherwise facilitate the making of a Superior Proposal by, in each case, any Person or Group or their respective Representatives that has made, renewed or delivered to the Company an Acquisition Proposal after the date of this Agreement that was not solicited in material breach of Section 5.4(a). The Company and the Company Board (or a committee thereof) may only take the actions contemplated by the preceding sentence (including the initial negotiation of an Acceptable Confidentiality Agreement) if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take the actions contemplated by this Section 5.4(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

(c) No Company Board Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.4(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests in writing) (it being understood that the Company will not be obligated to affirm the Company Board Recommendation on more than two occasions (other than in connection with the first public announcement of an Acquisition Proposal that is not or will not be a tender or exchange offer)); (D) make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 2:29 p.m. (California time) on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.4); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal or (2) the delivery, in itself, by the Company to Parent or its Representatives of any notice contemplated by Section 5.4(d) will constitute a Company Board Recommendation Change or violate this Section 5.4; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Permissible Company Board Recommendation Change and Entry into Alternative Acquisition Agreement.

(i) Intervening Events. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, other than in connection with an Acquisition Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has provided prior written notice to Parent at least five Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.4(d)(i), which notice will specify in reasonable detail the basis for such Company Board Recommendation Change and will describe the Intervening Event in reasonable detail;

(3) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m. (California time) on the last day of the Event Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that the Company Board (or a committee thereof) no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and

(4) following the Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) has determined that the failure of the Company Board (or a committee thereof) to make a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law, it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Company Board in good faith), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (2) shall recommence and be extended for three Business Days from the later of (i) the delivery of such written notice to Parent or (ii) the end of the original Event Notice Period.

(ii) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company has received a written Acquisition Proposal that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.4 with respect to such Acquisition Proposal;

(3) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal and the material terms of such Acquisition Proposal and will include copies of final, execution ready versions of all applicable documents relating to such Acquisition Proposal; and

(4) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 5:00 p.m. (California time) on the last day of the Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(d)(ii)(4) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being three Business Days); and (b) following the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and the Transaction Documents) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal.

(e) Notice to Parent of Acquisition Proposals. During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if to the Knowledge of the Company, an Acquisition Proposal is received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives, which requests, discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal. Such notice must include (A) the identity of the Person or Group making such proposal or request (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); (B) a summary of the material terms and conditions of such proposal or request and, if in writing, a copy thereof; and (C) copies of any material agreements, documents or other written materials submitted in connection therewith. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours of any material development with respect to, or material amendment of such, proposal or request), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing copies of any new or amended material agreements, documents or other written materials submitted in connection therewith. During the Pre-Closing Period, the Company will promptly (and in any event within 48 hours) make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or Group or its Representatives that was not previously made available to Parent or its Representatives.

(f) Permitted Disclosures by the Company and the Company Board. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such public disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act), and without limiting or otherwise adversely affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.4 or otherwise permitting the Company or the Company Board (or any committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.4(d):

(i) nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (C) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Acquired Companies) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law; and

(ii) it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g) Breach of No-Solicitation Obligations by Representatives of the Company. Notwithstanding any provision to the contrary herein, the Company agrees that if (i) any Subsidiary, director or executive officer of the Company takes any action or (ii) it authorizes, directs or is made aware of an action by one of its other Representatives and does not use its reasonable best efforts to prohibit or terminate such action, and, in each case, such action would constitute a material breach of this Section 5.4 if taken by the Company during the Pre-Closing Period, then such action will be deemed to constitute a breach by the Company of this Section 5.4.

5.5 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Efforts; Required Action and Forbearance.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii) (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to have or has (or would reasonably be expected to have) the effect of preventing, materially impairing, materially delaying or otherwise adversely affecting the (i) consummation of the Merger; or (ii) ability of such Party to fully perform its covenants pursuant to this Agreement. For the avoidance of doubt, no action by the Company, Parent or Merger Sub taken (or failed to be taken) pursuant to this Agreement will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

(d) Controlling Provision. This Section 6.1 shall not apply to filings or consents under Antitrust Laws or Foreign Direct Investment Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust Filings and Foreign Direct Investment Laws.

(a) Filings Under the HSR Act, Other Applicable Antitrust Laws and Foreign Direct Investment Laws. Each of Parent and Merger Sub (and their respective Affiliates, including their “ultimate parent entity” as that term is defined in the HSR Act and its implementing regulations (“UPE”), if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will use (and will cause its respective Affiliates, including their UPE, if applicable, to use) their respective reasonable best efforts to (x) file a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ within 10 Business Days following the date of this Agreement (unless Parent and the Company agree to file such form at a later date) and (y) as promptly as reasonably practicable submit all notification filings, forms and submissions with any Governmental Authority pursuant to any other Antitrust Laws and each Foreign Direct Investment Law specified in Section 7.1(d) of the Company Disclosure Letter (a “Specified Foreign Direct Investment Law”). Each of Parent and the Company will (and will cause each of its respective Representatives, as applicable, to) (A) cooperate and coordinate with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use its respective reasonable best efforts to take all action necessary to, as soon as reasonably practicable, cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and to receive consent, approval or clearance, or the expiration of any applicable waiting periods, under any other Antitrust Laws or the Foreign Direct Investment Laws applicable to the Merger. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws or Foreign Direct Investment Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request, and cooperate and coordinate with the other Parties in connection with responding to any such request. Parent, Merger Sub and the Company will not, and will cause their respective Affiliates not to, (a) “pull-and-refile” pursuant to 16 C.F.R. 803.12 or otherwise withdraw any filing under the HSR Act or any other Antitrust Law, as the case may be, unless the other Parties have consented in writing to such withdrawal and refiling (such consent not to be unreasonably withheld, conditioned or delayed); or (b) extend any waiting or review period under any Antitrust Law or Foreign Direct Investment Laws applicable to the Merger or enter into any timing agreement or other agreement not to consummate the Merger with any Governmental Authority, unless the other Parties have consented in writing to such extension or agreement (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Efforts to Cause the Closing. In furtherance and not in limitation of Section 6.2(a), if and to the extent necessary to obtain clearances, consents, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations pursuant to applicable Antitrust Laws and Foreign Direct Investment Laws, and to avoid or eliminate each and every impediment under Antitrust Laws and Foreign Direct Investment Laws applicable to the Merger, in each case as promptly as practicable so as to allow the consummation of the Merger as promptly as practicable, and in any event at least three Business Days prior to the Termination Date, each of Parent and Merger Sub shall offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise: (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent, the Company or their respective Subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of Parent, the Company or their respective Subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent, the Company or their respective Subsidiaries; and (iv) any other restrictions on the activities of Parent, the Company or their respective Subsidiaries; provided, however, that nothing in this Agreement shall require Parent, Merger Sub and their respective Affiliates to, and the Company shall not, without the prior written consent of Parent, commit to or effect any action with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, properties, products or businesses of Affiliates of Parent or Merger Sub (other than Parent and Merger Sub and, following the Closing, the Surviving Corporation and the other Acquired Companies). Parent shall oppose any request for, the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Authority in connection with the Merger that would restrain, prevent or delay any required consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations applicable to the Merger, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Authority. Notwithstanding the foregoing, nothing in this Agreement shall require the Company or any of its Subsidiaries or Affiliates to enter into any agreement, consent decree or order with any Governmental Authority that is not conditioned on the Closing.

(c) Cooperation. In furtherance and not in limitation of Section 6.2(a) and Section 6.2(b), the Company will (and will cause its Subsidiaries to), and Parent and Merger Sub will (and will cause their respective Affiliates to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) where such Party itself has notice, not independently participate in any hearing, meeting, proceeding or discussions, in each case with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and unless (1) prohibited by such Governmental Authority or (2) the meeting, hearing, proceeding or discussion is with a foreign Governmental Authority related to Foreign Direct Investment Laws, the opportunity to attend or participate, provided however, unless not practicable given the timing of the request for a meeting from a foreign Government Authority received by a Party (the “Notified Party”), such Notified Party shall notify the other Party of such request, and shall consider in its sole and reasonable discretion in good faith, any request of the other Party to attend or participate in such meeting. Each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact or otherwise withhold any personal information or any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(d) Controlling Provision(e) . This Section 6.2 and not Section 6.1, shall govern and define the obligations of the Parties with respect to making any filings, notifications with respect to, or obtaining any approvals under, the HSR Act, other Antitrust Laws and Foreign Direct Investment Laws.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Preparation. Promptly after the execution of this Agreement (but in no event later than 30 Business Days after the date of this Agreement, to the extent practicable), the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). The Company will not file the Proxy Statement with the SEC without first providing

Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.4 and unless there has been a Company Board Recommendation Change, the Company will (i) include the Company Board Recommendation in the Proxy Statement; and (ii) use appropriate efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly following the (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders.

(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.

(d) No Amendments to Proxy Statement. Except in connection with a Company Board Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e) Other Required Company Filings. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.

(f) Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(g) Accuracy; Supplied Information.

(i) By the Company. On the date of filing with the SEC, the date of mailing to the Company Stockholders (if applicable) of the Proxy Statement or any Other Required Company Filing, and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) By Parent. On the date of filing with the SEC, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of, among other things, (i) seeking the Requisite Stockholder Approval; and (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger. The Company will (A) submit this Agreement for adoption by the Company Stockholders at the Company Stockholder Meeting; and (B) use appropriate efforts to solicit (or cause to be solicited) from the Company Stockholders proxies in favor of the matters to be considered at the Company Stockholder Meeting.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; or (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned (A) by more than 10 days at a time; or (B) with respect to Section 6.4(b)(i), by more than 30 days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled or most recently convened. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

6.5 Financing.

(a) No Amendments to Financing Letters. Each of Parent and Merger Sub will not, without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not, without the Company’s prior written consent, permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letters if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing (unless the amount of the Equity Financing is increased by an equivalent amount from the Equity Financing Sources as of the date hereof); (ii) materially delay or prevent the Closing, (iii) make the funding of the Debt Financing materially less likely to occur; or (iv) adversely impact the ability of Parent, Merger Sub or the Company to consummate the transactions contemplated under this Agreement at the Closing or the to enforce its rights against the other parties to the Debt

Commitment Letters or the likelihood of the consummation of the transactions contemplated under this Agreement to be consummated at the Closing. Parent will promptly provide the Company with executed copies of any amendments or modifications to the Financing Letters. Any reference in this Agreement to (1) the “Financing” will include the financing contemplated by the Financing Letters as amended or modified in compliance with this Section 6.5 and (2) “Equity Commitment Letter,” “Debt Commitment Letters,” “Fee Letters” or “Financing Letters” will include such documents as amended or modified in compliance with this Section 6.5. Parent will not release or consent to the termination of any individual lender under the Debt Commitment Letters, except for (y) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters and (z) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 6.5(d).

(b) Taking of Necessary Actions.

(i) Equity Financing not a Closing Condition. The Equity Financing Sources, Parent and Merger Sub each acknowledge and agree that funding of the Equity Financing is not a condition to the Closing or the enforcement of the Guarantee. If the Equity Financing has not been funded, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger, including by taking the actions required to be taken by Parent and Merger Sub pursuant to Section 6.5(b)(ii).

(ii) Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper and advisable to obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter at least three Business Days prior to the Termination Date including by (A) maintaining in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (B) complying with its obligations under the Equity Commitment Letter; (C) satisfying on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter that are within its control; (D) consummating the Equity Financing at or prior to the Closing, including causing the Equity Financing Sources to fund the Equity Financing at the Closing; (E) complying with its obligations pursuant to the Equity Commitment Letter; and (F) enforcing its rights, including by bringing a Legal Proceeding for specific performance, pursuant to the Equity Commitment Letters.

(iii) Debt Commitment Letters. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper and advisable to arrange and obtain the Debt Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the Debt Commitment Letters or the Fee Letters no later than the Closing, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letters on the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letters or the Fee Letters; (iii) accept (and comply with) to the fullest extent all “flex” provisions contemplated by the Debt Commitment Letters or the Fee Letters and the Debt Financing to the extent that such “flex” provisions are exercised in accordance with the terms thereof; (iv) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Debt Commitment Letters and such definitive agreements related thereto; (v) consummate the Debt Financing no later than the Closing, including causing the Financing Sources to fund the Debt Financing at the Closing; (vi) comply with its obligations pursuant to the Debt Commitment Letters and the Fee Letters; and (vii) enforce its rights pursuant to the Debt Commitment Letters. Parent and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due.

(c) Information. Parent will (i) keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Financing; and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub must give the Company prompt notice (A) of (upon becoming aware of) any actual breach, default, repudiation, cancellation or termination by any party to the Financing Letters; (B) of (upon becoming aware of) termination of the Financing Letters by any party to the Financing Letters or definitive agreements related to the Financing; (C) of the receipt by Parent or Merger Sub or any of their Affiliates of any written notice or communication from any Financing Source with respect to (1) any actual or potential breach (or threatened breach), default, termination, cancellation or repudiation by any party to the Financing Letters or any definitive agreements related to the Financing of any provisions of the Financing Letters or such definitive agreements or (2) any dispute between or among any parties to the Financing Letters or any definitive agreements related to the Financing; and (D) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or any definitive agreements related to the Financing. Parent will provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event with two Business Days) after the date that the Company delivers a written request therefor to Parent. Notwithstanding anything in this Section 6.5(c) to the contrary, in no event will Parent be under any obligation to disclose any information that Parent determines, in good faith and after consultation with its outside legal counsel, would result in any violation or breach of any applicable legal privileges (including attorney-client privilege) if so disclosed, it being understood that, in each case Parent shall give notice to the Company of the fact that it is withholding such information, and use reasonable best efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without violating or breaching such privilege.

(d) Alternate Debt Financing. In furtherance and not in limitation of the foregoing provisions, if any portion of the Debt Financing becomes unavailable on the terms and conditions (including the “flex” provisions) contemplated in the Debt Commitment Letters, then Parent will use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event and at least three Business Days prior to the Termination Date, (i) alternative financing from alternative sources on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Debt Commitment

Letters and the Fee Letters and in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be (the “Alternate Debt Financing”); and (ii) one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which New Debt Commitment Letters will replace the existing Debt Commitment Letters in whole or in part. Parent will promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith, which may be delivered with the fee amounts and “flex” terms redacted in a customary manner so long as no redaction covers terms that would adversely affect the amount, conditionality, availability or termination of the Alternate Debt Financing) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters,” “Fee Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters and Fee Letters, as applicable, to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters or Fee Letters, as applicable, to the extent then in effect; and (B) any reference in this Agreement to the “Financing” or the “Debt Financing” will mean the debt financing contemplated by the Debt Commitment Letters and the Fee Letters as modified pursuant to the foregoing.

6.6 Financing Cooperation.

(a) Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in causing the conditions in the Debt Commitment Letters to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub in connection with Parent and Merger Sub obtaining the Debt Financing by:

(i) participating (and causing senior management and Representatives of the Company to participate) in a reasonable number of meetings, presentations, and due diligence sessions with the Financing Sources in respect of the Debt Financing;

(ii) solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with providing information reasonably required in connection with the preparation of pro forma financial information and pro forma financial statements to the extent required by the Financing Sources;

(iii) assisting Parent in connection with the preparation and registration of the definitive documentation with respect to the Debt Financing, including any pledge and security documents, currency or interest hedging arrangements and other definitive financing documents, as may be reasonably requested by Parent or the Financing Sources, and otherwise reasonably facilitating the consummation of the Debt Financing and pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not be recorded or take effect until the Effective Time;

(iv) furnishing Parent, Merger Sub and the Financing Sources, as promptly as practicable, with (A) audited financial statements of the Company and its Subsidiaries on a consolidated basis for the three most recently completed fiscal years ended at least 90 days before the Closing Date; (B) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its Subsidiaries on a consolidated basis for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date; and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Parent to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the Debt Commitment Letter (which, for the avoidance of doubt, will not include any Excluded Information);

(v) delivering notices of prepayment within the time periods required by the Credit Agreement and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all obligations under the Credit Agreement (other than any contingent obligations for which no claim has been asserted), subject to any cash collateral requirements in connection with letters of credit that will remain outstanding after Closing), all in form and substance reasonably acceptable to Parent;

(vi) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any of the Subsidiaries of the Company to the Surviving Corporation);

(vii) furnishing Parent and the Financing Sources , at least 3 Business Days prior to Closing, with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent at least 10 Business Days prior to Closing, in accordance with the requirements of the Financing Sources, relating to applicable “know your customer” and anti-money laundering rules and regulations;

(viii) executing and delivering reasonable and customary certificates and other documentation required by the Debt Financing Sources and the definitive documentation related to the Debt Financing, solely to the extent such certificates and documentation are not effective until the Effective Time; and

(ix) otherwise assisting with satisfying the conditions precedent set forth in any definitive documentation relating to the Debt Financing.

(b) Limitation on Obligations of the Company. Nothing in this Section 6.6 or any other provision of this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or any other Contract, provide any additional security or guaranties or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) prepare or provide any Excluded Information; or (v) take any action that, in the good faith determination of the

Company, would (a) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries; (b) create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries; (c) cause any representation or warranty or covenant contained in this Agreement to be breached; or (d) cause the Company or any of its Subsidiaries to violate or waive any attorney-client or other applicable privilege or breach any Contract, applicable Law or certificate of incorporation, bylaws or similar organizational document. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time; (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (C) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto; (3) the Company and its Subsidiaries to take any action that would conflict with or violate its organizational documents or any applicable Laws, or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party; and (4) the Company and its Subsidiaries to provide any information (a) the disclosure of which is prohibited or restricted under applicable Law or any contract, agreement or other understanding binding on the Company or its Subsidiaries; or (b) where access to such information would (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate its rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or its Subsidiaries under Section 6.6(a) may not be asserted by Parent, Merger Sub, the Equity Financing Sources, the Guarantors or any of their respective Affiliates or Representatives as the basis for (x) the conditions set forth in Section 7.2(b) or Section 7.2(c) not being satisfied; or (y) the termination of this Agreement pursuant to Section 8.1(g), if the Debt Financing has been funded or is reasonably expected to be funded if the date of such assertion was the Closing Date.

(c) Use of Logos. The Company consents to the use of its and its Subsidiaries’ logos in connection with the Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger; and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d) Confidentiality. All non-public or other confidential information provided by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e) Reimbursement. If the Closing does not occur, promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.6 (it being understood and agreed that the reimbursement set forth in this Section 6.6(e) shall not apply to any fees, costs, and expenses incurred by, or on behalf of, the Company, its Subsidiaries or any of its Representatives in connection with its ordinary course financial reporting requirements or in the provision of data that, in each case, was already prepared or was being prepared by the Company, its Subsidiaries or its Representatives in the ordinary course of business notwithstanding this Section 6.6).

(f) Indemnification. The Company, its Subsidiaries and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging or obtaining the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith, except with respect to any losses suffered or incurred as a result of (i) the bad faith, gross negligence or willful misconduct of the Company or any of its Representatives or (ii) material breach by the Company or its Subsidiaries of this Section 6.6. Parent’s obligations pursuant to Section 6.6(e) and this Section 6.6(f) are referred to collectively as the “Reimbursement Obligations.”

(g) No Exclusive Arrangements. In no event will any Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the Financing Sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(h) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Financing is not a condition to the Closing. Subject to Section 9.10(b)(ii), if any Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger. In furtherance of the foregoing, the Company will have the option of having an appropriate senior officer of the Company provide any solvency certificate required or requested to be provided by any of the Financing Sources in connection with the Closing or otherwise.

6.7 Anti-Takeover Laws. Neither Parent nor the Company will take any action that would cause any restrictions on business combinations set forth in any “takeover” Law to become applicable to this Agreement or the Merger. Each of Parent, the Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger; and (b) if any “anti-takeover” Law is or becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on the Merger.

6.8 Information Access During the Pre-Closing Period. As necessary during the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, Contracts, books and records, and personnel of the Company and its Subsidiaries solely to the extent necessary for the purpose of planning for integration and potential consummation of the Merger and the operation of the Company following the Closing. Notwithstanding the prior sentence, the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound would violate, or cause a default pursuant to, or give a third Person the right to terminate or accelerate rights pursuant to, such Contract; (d) such access would result in the disclosure of any Trade Secrets of any third Person; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent, Merger Sub, the Guarantors, the Equity Financing Sources, or any of their respective Affiliates, on the other hand, it being understood that, in each case the Company shall give notice to Parent of the fact that it is withholding such information or documents, and use commercially reasonable efforts to make appropriate substitute disclosure arrangements to permit the disclosure of such information without implicating the foregoing restrictions. Nothing in this Section 6.8 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures, health and safety measures, and insurance requirements, and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental assessments. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 6.8 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable public health or similar Laws or measures. All requests for access or information pursuant to this Section 6.8 must be directed to the Company’s General Counsel or another person designated in writing by the Company.

6.9 Section 16(b) Exemption. Prior to the Effective Time, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to), for a period of six years after the Effective Time, honor and fulfill, in all respects, the obligations of the Acquired Companies pursuant to (i) any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”) either set forth on Section 6.10 of the Company Disclosure Letter, filed with the Company SEC Reports or that use the same form, in all material respects, as the form of indemnification agreement filed with the Company SEC Reports. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement and honor and fulfill, in all respects, such indemnification, exculpation and advancement of expenses provisions. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.10, whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Person except as required by applicable Law.

(b) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(b), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300 percent of the amount paid by the Company for coverage for its last full fiscal year (such 300 percent amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.10(b), the Company may, and at Parent’s request will, purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for the Tail Policy does not exceed the Maximum Annual Premium, and if the cost does exceed the Maximum Annual Premium, obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(c) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(d) No Impairment; Third-Party Beneficiary Rights. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third-party beneficiaries of this Section 6.10, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(e) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 are joint and several.

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Company Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time, including by taking such actions, if any, as are required pursuant to applicable Law. Notwithstanding the foregoing but subject to Section 6.11(b) and Section 6.11(c), nothing will prohibit the Surviving Corporation from amending or terminating any such Company Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable Law.

(b) Employment; Benefits. During the twelve (12) months following the Effective Time during which a Continuing Employee remains employed by the Surviving Corporation or one of its Subsidiaries, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Company Employee Plans and any other employee benefit plans or other compensation and severance arrangements (other than the opportunity to participate in equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) on terms and conditions that are no less favorable in the aggregate than those in effect at the Company or its Subsidiaries immediately prior to the Effective Time; (ii) provide base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives base compensation, target incentive compensation opportunity and benefits (other than opportunity to participate in equity-based benefits, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that, taken as a whole, are no less favorable in the aggregate than the base compensation, target incentive compensation opportunity and benefits (other than the opportunity to participate in equity-based benefits) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to Continuing Employees severance benefits that are no less favorable than those provided by the Acquired Companies as of the date of this Agreement.

(c) New Plans. At or after the Effective Time, Parent will, or will cause the Surviving Corporation or any other Subsidiary of Parent to, cause to be granted to the Continuing Employees credit for all service with the Acquired Companies prior to the Effective Time (to the extent that such service was taken into account under the analogous Company Plan immediately prior to the Effective Time) and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits and service prior to the Effective Time will not be credited for purposes of a defined benefit pension plan. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use commercially reasonable efforts to cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) Parent will, or will cause the Surviving Corporation or any Subsidiaries of Parent to, use commercially reasonable efforts to credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, will not be subject to accrual limits or other forfeiture and will not limit future accruals.

(d) No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.11 nor any provisions of this Agreement relating to Company Employee Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Plan or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) create any third-party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Employee Plan.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. During the Pre-Closing Period, the Company will give reasonably prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement.

(b) Notification by Parent. During the Pre-Closing Period, Parent will give reasonably prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company and its Representatives (unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub and their respective Representatives, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger. Notwithstanding the foregoing, (A) neither the Company nor Parent or Merger Sub will be obligated to engage in such consultation with respect to communications that are required by applicable Law; (B) the Company will not be obligated to engage in such consultation with respect to communications that are (i) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with prior communications of the Company or any communications plan previously agreed to by Parent and the Company (in which case such communications may be made consistent with such plan) or (ii) principally related to a Superior Proposal or Company Board Recommendation Change, (C) Parent will not be obligated to engage in such consultation with respect to communications that are disclosures or communications by Parent, Merger Sub and their Affiliates to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions no less restrictive than the Confidentiality Agreement; and (D) neither the Company nor Parent or Merger Sub will be obligated to engage in such consultation with respect to communications that are reasonably related to any dispute or Legal Proceeding between the Company or its Affiliates, on the one hand, and Parent, its Affiliates or the parties to the Equity Commitment Letter or the Debt Financing Sources, on the other hand, related to this Agreement, the Transaction Documents, the Equity Financing or the Debt Financing.

6.15 Transaction Litigation.

(a) Notice. During the Pre-Closing Period, the Company will provide Parent with reasonably prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary in Section 9.2, the notice contemplated by the prior sentence will only be delivered to counsel to Parent and may be delivered by email.

(b) Cooperation. Unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change, the Company (i) will (A) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (B) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (C) consider in good faith Parent’s advice with respect to any Transaction Litigation; and (ii) may not compromise or settle, or agree to compromise or settle, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15(b), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company and its counsel shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Payoff of Credit Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Credit Agreement, including to satisfy any cash collateral requirements in connection with letters of credit that will remain outstanding after Closing. Concurrently with the Effective Time, the Company will repay and discharge such indebtedness (other than any contingent obligations for which no claim has been asserted and subject to any cash collateral requirements in connection with letters of credit that will remain outstanding after Closing) in a manner reasonably acceptable to the parties to the Credit Agreement and Parent.

6.19 Parent Vote at Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement and approving the Merger in accordance with the DGCL.

6.20 Conduct of Business by Parent and Merger Sub. During the Pre-Closing Period, unless the Company otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed), Parent and Merger Sub will not, and will cause the Guarantors, the Equity Financing Sources and its and their respective Affiliates, not to, acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof if such business competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to (i) materially increase the risk of not obtaining any authorization, consent, order, declaration or approval of any Governmental Authority by the Termination Date necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay beyond the Termination Date or prevent the consummation of the Merger.

6.21 Prohibition on Certain Discussions(a) . Except as approved by the Company Board (or a committee thereof), at all times during the Pre-Closing Period, Parent and Merger Sub will not, and will cause the Guarantors, the Equity Financing Sources and its and their respective Affiliates not to, directly or indirectly, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any director, officer, employee or equityholder of the Company (a) regarding any continuing employment or consulting relationship with the Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time (other than any integration discussions not related to any continuing employment or consulting relationship of any executive officer of the Company); (b) pursuant to which any such Person would be entitled to receive consideration for their shares of Company Common Stock of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (c) pursuant to which such Person or any of its Affiliates would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company in connection with the Merger.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.

(c) No Prohibitive Injunctions or Laws. No (i) Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition will be in effect, (ii) action will have been taken by any Governmental Authority of competent jurisdiction, or (iii) Law shall have been enforced or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction, that, in the case of each of the foregoing clauses (i), (ii) or (iii), prevents, materially restrains or materially impairs the consummation of the Merger (any such order, injunction, restraint, prohibition, action or enforced Law, a “Restraint”). It is agreed that the receipt by any Party of a form letter from the FTC’s Bureau of Competition, substantially in the form announced and disclosed by the FTC on August 3, 2021, will not result in a failure of the condition set forth in this Section 7.1(c) to be satisfied.

(d) Foreign Direct Investment Law. All filings required under the Specified Foreign Direct Investment Laws shall have been made and all Governmental Authorizations under the Specified Foreign Direct Investment Laws shall have been obtained.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) In General. Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Company Material Adverse Effect.

(ii) Specified Representations and Warranties. The representations and warranties set forth in Section 3.1(a), Section 3.3(b), Section 3.20, Section 3.21, Section 3.22, Section 3.23(a)(i), Section 3.24 and Section 3.25 that (A) are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects (without disregarding such materiality or Company Material Adverse Effect qualifications) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date). The representations and warranties set forth in Section 3.5(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date.

(iii) Capitalization. The representations and warranties set forth in Section 3.3(a), Section 3.3(c) and Section 3.3(f) will be true and correct in all respects as of the Company Listing Date, except where the failure to be so true and correct in all respects would not reasonably be expected to result in the requirement of Parent to pay additional merger consideration in the aggregate in excess of $5,000,000 relative to the merger consideration that would have been payable had the representations and warranties set forth in Section 3.3(a), Section 3.3(c) and Section 3.3(f) been true and correct as of the Company Listing Date.

(b) Performance of Covenants of the Company. The Company will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Parent Material Adverse Effect.

(b) Performance of Covenants of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants in this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if any Restraint has become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to comply in all material respects with the terms of Section 6.1, Section 6.2 or Section 6.20;

(c) by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m. (California time) on September 13, 2023 (as such date may be extended pursuant to the terms of this Agreement, the “Termination Date”) except, that if as of the Termination Date, (i) the condition set forth in Section 7.1(b) has not been satisfied, (ii) the condition set forth in Section 7.1(c) has not been satisfied as a result of Antitrust Laws or Specified Foreign Direct Investment Laws, or Restraints under Antitrust Laws or Specified Foreign Direct Investment

Laws, (iii) the condition set forth in Section 7.1(d) has not been satisfied, or (iv) either Parent or the Company has brought an active Legal Proceeding against the other Party pursuant to Section 9.10(b), then the Termination Date shall automatically be extended (without any action required by any Party) to 11:59 p.m. on December 13, 2023 (the “First Extended Termination Date”) and if as of First Extended Termination Date, (i) the condition set forth in Section 7.1(b) has not been satisfied, (ii) the condition set forth in Section 7.1(c) has not been satisfied as a result of Antitrust Laws or Specified Foreign Direct Investment Laws, or Restraints under Antitrust Laws or Specified Foreign Direct Investment Laws, (iii) the condition set forth in Section 7.1(d) has not been satisfied or (iv) either Parent or the Company has brought an active Legal Proceeding against the Party pursuant to Section 9.10(b), then the Termination Date shall automatically be further extended (without any action required by any Party) to 11:59 p.m. on March 13, 2024 (after which time either Parent or the Company may terminate this Agreement if the Effective Time has not occurred), it being understood that (x) the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) Parent if the Company has the right to terminate this Agreement pursuant to Section 8.1(g) or Section 8.1(h); (ii) the Company, if the Parent has the right to terminate this Agreement pursuant to Section 8.1(e), or (iii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date and (y) if a Party does not have the right to terminate this Agreement pursuant to this Section 8.1(c), the occurrence of the Termination Date will not impair the ability of the other Party to obtain specific performance of the first Party’s obligations pursuant to Section 9.10(b);

(d) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the adoption of this Agreement and approval of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting;

(e) by Parent if the Company has breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.2, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such breach or failure to perform has been cured prior to termination; and (ii) Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if, at the time that such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement such that a condition in Section 7.3 is not satisfied;

(f) by Parent if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change or there has been a Willful Breach of the obligations under Section 5.4(a) in a manner that is material;

(g) by the Company if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to termination; and (ii) the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if, at the time that such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement such that a condition in Section 7.2 is not satisfied;

(h) by the Company (at any time prior to receiving the Requisite Stockholder Approval) if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal in connection with the termination of this Agreement; (iii) the Company has complied in all material respects with Section 5.4 with respect to such Superior Proposal; and (iv) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii) prior to or concurrently with such termination; or

(i) by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied if the date of such termination was the Closing Date) or waived; (ii) Parent and Merger Sub fail to consummate the Closing on the date required pursuant to Section 2.3; (iii) the Company has notified Parent in writing that if Parent performs its obligations under this Agreement and the Equity Financing contemplated by the Equity Commitment Letter and the Debt Financing contemplated by the Debt Commitment Letter is funded, then the Company stands ready, willing and able to consummate, and irrevocably commits to consummate, the Closing; (iv) the Company gives Parent written notice at least two Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(h); and (v) the Closing has not been consummated by the end of such two Business Day period (it being understood that notwithstanding anything to the contrary in this Agreement, Parent will not be permitted to terminate this Agreement during such two Business Day period).

8.2 Manner and Notice of Termination; Effect of Termination

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. Following the valid termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except, and subject in all respects to this Section 8.2, that Section 6.6(e), Section 6.6(f), Section 6.14, Section 8.3, Article IX (other than Section 9.10(b)) and this Section 8.2 will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3, nothing in this Agreement will relieve any Party from any liability for any Fraud or Willful Breach of this Agreement prior to the termination of this Agreement. No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, the Guarantee or the Financing Letters, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.9(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; (ii) sales, use, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger, and (iii) 50% of any filing fees which related to any governmental filing or notification under Section 6.2(a).

(b) Company Payments.

(i) Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) the Company has not delivered to Parent written notice prior to termination of this Agreement of a breach or failure to perform by Parent or Merger Sub of any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, or any such noticed breach or failure to perform was cured prior to, or is otherwise not continuing as of, the termination of this Agreement; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal has been publicly announced or publicly disclosed, or, in the case of termination pursuant to Section 8.1(c) or Section 8.1(e), otherwise provided to the Company Board, and not withdrawn or otherwise abandoned;

and (D) within one year of the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time). For purposes of this Section 8.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.” For purposes of Section 8.3(b)(i)(D), all references to “the Equity Financing Sources” in the definition of “Acquisition Transaction” will be deemed to be deleted.

(ii) Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must, within two Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).

(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, prior to or concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(b) (which Schedule may be updated by Parent from time to time).

(c) Parent Payment.

(i) If this Agreement is validly terminated pursuant to Section 8.1(g) or Section 8.1(i), then Parent must, within two Business Days following such termination, pay or cause to be paid to the Company or its designee an amount equal to the Parent Termination Fee by wire transfer of immediately available funds to the account designated in Schedule 8.3(c) (which Schedule may be updated by the Company from time to time).

(d) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee or the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(e) Payments; Default. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) or Parent fails to promptly pay any amounts due pursuant to Section 8.3(c) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(c) or any portion thereof, as applicable, then the non-paying party will pay or cause to be paid to the other party the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of the other party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal (or other authoritative source to the extent no such figure is published by The Wall Street Journal) on the date that such payment or portion thereof was required to be made) plus five percent through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, “Enforcement Expenses”); provided, however, that in no event shall the Enforcement Expenses exceed $7,000,000.

(f) Sole and Exclusive Remedy.

(i) For the Company Related Parties. If this Agreement is validly terminated pursuant to Section 8.1 in circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(c), the Company’s receipt of the Parent Termination Fee (including, without duplication, the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from the Guarantors), the Reimbursement Obligations, any Enforcement Expenses and the Company’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Company Related Parties against the Parent Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger. Upon payment of the Parent Termination Fee (to the extent owed pursuant to Section 8.3(c)), the Reimbursement Obligations and any Enforcement Expenses, none of the Parent Related Parties will have any further liability or obligation to any of the Company Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that (A) the Parties or their respective Affiliates (or both) will remain obligated with respect to, and the Acquired Companies may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable; and (B) the Guarantors will remain obligated, and the Acquired Companies may be entitled to remedies with respect to, the Guarantee. Notwithstanding the foregoing, this Section 8.3(f)(i) will not relieve Parent, Merger Sub or the Guarantors from any liability (1) for any Fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Parent Related Parties (including for any Willful Breach or Fraud) under this Agreement (taking into account the payment of the Parent

Termination Fee pursuant to this Agreement), the Guarantee or the Equity Commitment Letter exceed an amount, in the aggregate, equal to the amount of the Parent Termination Fee plus the Reimbursement Obligations plus any Enforcement Expenses (such aggregate amount, the “Parent Liability Limitation”); (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a), as applicable. In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation (except pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Parent Related Parties, and, other than pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable, in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Merger, the Debt Commitment Letter, the Equity Commitment Letter, the Guarantee or the transactions contemplated by this Agreement or the Guarantee, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. Nothing in this Section 8.3(f)(i) will preclude any liability of the Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing or limit the Company, Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing.

(ii) For the Parent Related Parties. If this Agreement is validly terminated pursuant to Section 8.1 in circumstances in which the Company Termination Fee is payable pursuant to Section 8.3(b), Parent’s receipt of the Company Termination Fee, any Enforcement Expenses and Parent’s right to specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Parent Related Parties against the Company Related Parties in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger. Upon payment of the Company Termination Fee (to the extent owed pursuant to Section 8.3(b)) and any Enforcement Expenses, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination, except that the Parties or their respective Affiliates (or both) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.2 and Section 8.3(a), as applicable. Notwithstanding the foregoing, this Section 8.3(f)(ii) will not relieve the Company from any liability (1) for any Fraud or Willful Breach of this Agreement, except that under no circumstances will the collective monetary damages payable by the Company for breaches (including for any Willful Breach or Fraud) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount, in the aggregate, equal to the amount of the Company Termination Fee plus any Enforcement Expenses (such aggregate amount, the “Company Liability Limitation”); (2) for any breaches of the Confidentiality Agreement; or (3) pursuant to Section 8.3(a), as applicable. In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation (except pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable) against the Company Related Parties, and, other than pursuant to the Confidentiality Agreement or pursuant to Section 8.3(a), as applicable, in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger, or any claims or actions under applicable Law arising out of any such breach, termination or failure. For the avoidance of doubt, other than the obligations of the Company provided in this Agreement, no Company Related Party or any Person other than the Company will have any liability for monetary damages to any Parent Related Party or any other Person relating to or arising out of this Agreement or the Merger.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that (a) the representations and warranties contained in Section 3.28 and Section 4.13 will not terminate, and (b) any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices.

(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email, provided that (i) the subject line of such email states that it is a notice delivered pursuant to Section 9.2 of this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. In each case, the intended recipient is set forth below:

if to Parent, Merger Sub or the Surviving Corporation to:

Mercury Bidco LLC

c/o STG Partners, LLC

1300 El Camino Real, Suite 300

Menlo Park, CA 94025

Attn: J.T. Treadwell

E-mail: jt@stgpartners.com

with a copy (which will not constitute notice) to:

Paul Hastings LLP

101 California Street, Suite 4800

San Francisco, California 94111

Attn: Steve Camahort and Jeffrey Wolf

Email: stevecamahort@paulhastings.com; jeffwolf@paulhastings.com if to the Company (prior to the Effective Time) to:

Momentive Global Inc.

One Curiosity Way

San Mateo, California, 94403

Attn:      Lora Blum

Email:    lora@momentive.ai

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:      Katharine A. Martin

              Martin W. Korman

              Douglas K. Schnell

              Remi P. Korenblit

Email:    kmartin@wsgr.com

              mkorman@wsgr.com

              dschnell@wsgr.com

              rkorenblit@wsgr.com

(b) Additional Procedures Related to Notices. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.2 as of the date of rejection, refusal or inability to deliver. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2.

9.3 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without receiving such approval. Notwithstanding anything to the contrary in this Agreement, the provisions specifically relating to the Financing Sources set forth in Section 8.3, Section 9.5, Section 9.8, Section 9.12(b), Section 9.13 and this Section 9.3 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Financing Sources.

9.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Financing Sources) to the Financing Letters or the Guarantors pursuant to the Guarantee; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Equity Awards and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.6 Confidentiality. Parent, Merger Sub and the Company acknowledge that STG Partners, LLC and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto.

9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Voting Agreements, the Company Disclosure Letter, the Guarantee and the Financing Letters, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement (as modified pursuant to Section 9.6) will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.

9.8 Third-Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.10 and this Section 9.8; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Equity Awards to receive the merger consideration set forth in Article II. The provisions of Section 8.3, Section 9.3, Section 9.12(b), Section 9.13 and this Section 9.8 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom is intended to be a third-party beneficiary thereof (it being understood and agreed that Section 9.3, Section 9.5, Section 9.12(b), Section 9.13 and this Section 9.8 will be enforceable by the Financing Sources and their respective successors and assigns). The provisions of Section 8.3(f) will inure to the benefit of the respective Related Parties, each of whom is intended to be a third-party beneficiary thereof with full rights of enforcement.

9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Remedies.

(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything to the contrary in any Transaction Document or otherwise, although the Company may, subject in all respects to Section 8.2, Section 8.3, Section 9.16 and this Section 9.10 (and, in each case, the limitations set forth herein or therein), pursue both (i) a grant of specific performance, and (ii) payment of monetary damages pursuant to Section 8.2(b) (subject to the Parent Liability Limitation) or the Parent Termination Fee (including under the Guarantee), under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance or other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) and the occurrence of the Closing, on the one hand, and (1) payment of any monetary damages (including any monetary damages in lieu of specific performance) pursuant to Section 8.2(b) (subject to the Parent Liability Limitation) whatsoever or (2) payment of any of the Parent Termination Fee, the Reimbursement Obligations and any Enforcement Expenses, on the other hand. Parent may, at Parent’s election, settle, discharge, preclude, obviate and resolve any Legal Proceeding resulting from, relating to or arising out of the termination of this Agreement (including any claim or Legal Proceeding with respect to the payment of money damages) by consummating the Merger in accordance with the terms of this Agreement.

(b) Specific Performance.

(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that: (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations required of it to enforce its rights under the Equity Commitment Letter); (B) the provisions of Section 8.2(b), Section 8.3, including the availability of monetary damages or the Parent Termination Fee or Company Termination Fee, as applicable, are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Specific Performance in Respect of the Financing. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, and subject in all respects to this Section 9.10(b)(ii), Parent acknowledges and agrees that it has an obligation under this Agreement to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and the Company shall have the right to obtain specific performance or other equitable relief to enforce such obligation of Parent (whether under this Agreement or the Equity Commitment Letter), the obligation of the Equity Financing Sources to fund the Equity Financing directly under the Equity Commitment Letter and the obligation of Parent to consummate the Merger, if and so long as (A) all of the conditions set forth in Section 7.1 and Section 7.2 have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived by Parent; (B) the Debt Financing has been funded or is reasonably expected to be funded in full at the Closing if the Equity Financing is funded at the Closing; and (C) the Company has notified Parent in writing that if Parent performs its obligations under this Agreement and the Equity Financing and the Debt Financing are funded, then the Company stands ready, willing and able to consummate, and irrevocably commits to consummate, the Closing.

(iii) No Objections; Cooperation. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use its reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.

9.11 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

9.12 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Guarantee or the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guarantee or the Merger will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guarantee or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing, the Debt Commitment Letters, or the performance of services thereunder, will be subject to the exclusive jurisdiction of any New York State or, to the fullest extent permitted under applicable law, federal court sitting in the Borough of Manhattan in the City of New York, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letters will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed by and construed and interpreted in accordance with the Laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, (A) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred; (B) the determination of the accuracy of any representations and warranties set forth in this Agreement; and (C) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement will, in each case, be governed and construed in accordance with the Laws of the State of Delaware.

9.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTEE, THE FINANCING LETTERS OR THE FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING OR AGAINST THE FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

9.15 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

9.16 Non-recourse.

(a) Each Party agrees, on behalf of itself and its Related Parties, that all Legal Proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documents or the Merger (including the Financing); (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documents); (c) any breach or violation of this Agreement or any of the Transaction Documents; or (d) any failure of the Merger to be consummated, in each case, may be made only (A) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documents, Persons expressly identified as parties to such Transaction Documents; and (B) in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documents to the contrary, each Party agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the Transaction Documents or in connection with the Merger will be sought or had against any other Person, including any Related Party and for the avoidance of doubt, any Financing Sources, and no other Person, including any Related Party, will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), it being acknowledged and agreed that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the clauses (a) through (d), in each case, except for claims that the Company, Parent or Merger Sub and Guarantors, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2(b), Section 8.3(f), Section 9.10(b) and this Section 9.16): (i) against any Person that is subject to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; (ii) against Guarantors under, if, as and when required pursuant to the terms and conditions of the Guarantee; (iii) against the Equity Financing Sources under, if, as and when required pursuant to the terms and conditions of the Equity Commitment Letter; (iv) against the Company, Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement (including to obtain specific performance or other equitable relief to enforce the of Parent to cause the Equity Financing to be funded, subject to Section 9.10(b)(ii)); or (v) against any Person that is party to, and solely pursuant to the terms and conditions of, the Voting Agreements.

(b) The Company (on behalf of itself and its Affiliates) (in each case except as provided pursuant to the definitive documentation with respect to the Debt Financing) hereby (i) to the extent permitted by applicable Law, waives any claims or rights against the Financing Sources (x) in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, (y) in respect of any representations (written or oral) made or alleged to have been made in connection herewith or therewith or (z) otherwise relating to any dispute arising out of or relating in any way to the Debt Financing, whether at law, in equity, in contract, in tort or otherwise and (ii) agrees not to bring or support any suit, action or proceeding against any Financing Source in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise.

(c) In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Debt Financing and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing in this Section 9.16 shall in any way limit or modify the rights and obligations of Parent under this Agreement or the Financing Letters or any Financing Source’s obligations to Parent and the Company in respect of the Debt Financing.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

MERCURY BIDCO LLC

By:	/s/ J.T. Treadwell
Name: J.T. Treadwell
Title: President

MERCURY MERGER SUB, INC.

By:	/s/ J.T. Treadwell
Name: J.T. Treadwell
Title: President

MOMENTIVE GLOBAL INC.

By:	/s/ Alexander J. Lurie
Name: Alexander J. Lurie
Title: Chief Executive Officer